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Exhibit (a)(1)(A)

SONUS NETWORKS, INC.

SEPTEMBER 8, 2009

OFFER TO EXCHANGE
CERTAIN OUTSTANDING STOCK OPTIONS FOR
SHARES OF RESTRICTED STOCK

This offer to exchange and your withdrawal rights will expire at
11:59 p.m., EDT, on October 5, 2009, unless extended.

        Sonus Networks, Inc., a Delaware corporation ("us," "we," "Sonus" or the "Company"), by this Offer to Exchange Certain Stock Options for Shares of Restricted Stock (the "Exchange Offer"), is offering eligible employees the opportunity to exchange, on a grant-by-grant basis, their outstanding eligible options for shares of restricted stock that we will grant under our 2007 Stock Incentive Plan (the "2007 Plan").

        You are an "eligible employee" if you are:

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  A current U.S. employee of Sonus or any of its subsidiaries who holds eligible stock options;

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  Employed on the date the Exchange Offer commences and remain employed through the expiration date of the Exchange Offer;

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  Eligible to participate in the 2007 Plan; and

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  Not a member of our Board of Directors, an executive officer or a significant employee, as identified in Appendix A of this document.

        If you are an eligible employee and your Company stock options meet the following criteria, then they are "eligible stock options" that you may elect to exchange in the Exchange Offer:

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  The exercise price of your stock options is equal to or greater than the "threshold price". For purposes of this offer, the threshold price is $3.54, which represents the highest intra-day trading price of our common stock as reported on The Nasdaq Global Select Market during the 52 weeks preceding the date on which we commenced the Exchange Offer.

        In this document, we use the term "option" to mean a particular option grant to purchase a specific number of shares of our common stock at a specified price per share. You may tender for exchange any one or more of your eligible options or none at all. However, if you choose to tender an eligible option, you must tender the entire outstanding, unexercised portion of that option. We will not accept partial tenders of options.

        The number of shares of restricted stock to be granted in exchange for each eligible option grant surrendered in this offer will be determined based upon a 4.5-to-1 ratio for eligible options having exercise prices below $5.76 per share and a remaining contractual term of more than one year, a 6-to-1 ratio for eligible options having exercise prices at or above $5.76 per share and a remaining contractual term of more than one year and a 20-to-1 ratio for eligible options with a remaining contractual term of one year or less, regardless of exercise price. These exchange ratios have been selected to result in the issuance of shares of restricted stock that have a value in the aggregate, as of the closing date of the Exchange Offer ("Exchange Date"), that is less than the value of the options to be canceled in exchange for the restricted stock. You will have online access to a listing of your eligible options at https://www.corp-action.net/sonusoptionexchange/. This resource identifies each option grant you currently hold which has an exercise price equal to or greater than the threshold price and the exchange ratio that applies to the respective option grant. The exchange ratio represents the number of shares subject to an eligible option grant that will be canceled, should you choose to tender that option in this offer, for each one share of restricted stock that would be granted to you. Any fractional share will be rounded up to the nearest whole number. Your online listing indicates, for each of the option grants listed, the number of shares of restricted stock you will receive if the option is exchanged.

        Each share of restricted stock granted pursuant to this offer is a share of our common stock that is issued to you on the date the award is granted, subject to vesting through your continued employment over a period of three years following the grant date. Until shares of restricted stock have vested, they remain subject to restrictions on transfer and forfeiture if your employment terminates. If and when the shares vest, they will be free of forfeiture conditions and restrictions on transfer, other than required tax withholding and compliance with applicable securities laws, Sonus' securities trading policies and any other legal requirements.

        All shares of restricted stock will be subject to the terms of the 2007 Plan and an award agreement between you and Sonus.

        Participation in the Exchange Offer is completely voluntary. Eligible employees will be permitted to exchange eligible stock options for shares of restricted stock on a grant-by-grant basis, subject to the terms set forth below. Eligible stock options properly surrendered in the Exchange Offer and accepted by us for exchange will be canceled on the day that the Exchange Offer expires and the shares of restricted stock will be granted as of the date of our acceptance. If you choose not to participate in the Exchange Offer, you will continue to hold your eligible stock options on the same terms and conditions and pursuant to the stock option plans under which they were originally granted.

        See the section entitled Risk Factors for a discussion of risks and uncertainties that you should consider before surrendering your eligible stock options for exchange in the Exchange Offer.

        Shares of Sonus common stock are listed on the NASDAQ Global Select Market under the symbol "SONS." On September 2, 2009, the closing price of Sonus common stock on the NASDAQ Global Select Market was $2.05 per share. The current market price of our common stock, however, is not necessarily indicative of future stock prices, and we cannot predict what the closing price of our common stock will be on the date the shares of restricted stock are granted or subsequently vest. We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Exchange Offer.

        We are making the Exchange Offer upon the terms and conditions described in this Offer to Exchange document and in the related documents referred to in this document. The Exchange Offer is not conditioned on a minimum number of eligible stock options being surrendered for exchange or a minimum number of eligible employees participating. However, if the shares of restricted stock to be issued pursuant to the Exchange Offer would have a value on the Exchange Date that is greater, in the aggregate, than the value of the stock options surrendered, we may elect not to accept any eligible options surrendered or any eligible options subject to a particular exchange ratio that have been surrendered in order for the shares of restricted stock issued to have a value on the Exchange Date that is lower, in the aggregate, than the value of the stock options surrendered. See Section 6 for other events, the occurrence of which may cause us to terminate, extend or amend the Exchange Offer at any time prior to the expiration of the Exchange Offer.

        If you wish to surrender any of your eligible stock options for exchange in the Exchange Offer, you must notify BNY Mellon Shareowner Services ("BNYMellon") of your election to exchange such stock options before the Exchange Offer expires. We have engaged BNYMellon to act as the depositary and information agent for the Exchange Offer. You may notify BNYMellon of your election by making an election online at the Stock Option Exchange Program Website, which is available at https://www.corp-action.net/sonusoptionexchange/. Your online election must be submitted before the

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expiration deadline of 11:59 p.m., EDT, on October 5, 2009 (or such later date as may apply if the Exchange Offer is extended).

        If you have difficulty accessing the Stock Option Exchange Program Website, have questions about the Exchange Offer or have requests for assistance, please contact the BNY Mellon Shareowner Services Customer Service Center, available Monday through Friday between the hours of 9:00 a.m. to 7:00 p.m. EDT at 866-222-8391 (From within the U.S.) and 201-680-6579 (From outside the U.S.).

IMPORTANT

        Although our Board of Directors has approved the Exchange Offer, consummation of the Exchange Offer is subject to, and conditioned on, the conditions described in The Exchange Offer—Section 6, Conditions of the Exchange Offer. Neither we nor our Board of Directors will make any recommendation as to whether you should exchange, or refrain from exchanging, any or all of your eligible stock options for shares of restricted stock in the Exchange Offer. You must make your own decision on whether to surrender your eligible stock options for exchange after taking into account your own personal circumstances or preferences. You are encouraged to consult your personal outside advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to the Exchange Offer.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR FOREIGN SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY REPRESENTATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE STOCK OPTIONS IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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 SUMMARY TERM SHEET—QUESTIONS AND ANSWERS

        The following questions and answers were prepared to address common questions that you may have about the Exchange Offer. We encourage you to carefully read the rest of this Offer to Exchange document and the other related documents referred to in this document. Where appropriate, we have included references to the relevant numbered sections of The Exchange Offer portion of this Offer to Exchange document and to other portions of the document where you can find a more complete description of the topics in this summary.

Index to Questions and Answers

No.	Question	Page
HOW THE OPTION EXCHANGE PROGRAM WORKS		4
Q1	What is the Exchange Offer?	4
Q2	Who is eligible to participate in the Exchange Offer?	4
Q3	What happens if my employment terminates before tendered options are canceled?	4
Q4	Which stock options are eligible for exchange in the Exchange Offer?	4
Q5	If I participate, what will happen to my current options?	4
Q6	What does it mean to exchange on a "grant-by-grant" basis?	5
Q7	I have more than one eligible option grant. Do I have to exchange all of them in order to participate?	5
Q8	May I tender unvested options?	5
Q9	May I tender an option that I have already exercised in full?	5
Q10	May I exchange the remaining portion of an eligible stock option grant that I have already partially exercised?	6
Q11	What is a stock option?	6
Q12	What is restricted stock?	6
Q13	What is the principal difference between stock option grants and shares of restricted stock?	6
Q14	Do I have to pay any money to receive shares of restricted stock?	7
Q15	If I participate, how many shares of restricted stock will I receive?	7
Q16	Why isn't the exchange ratio simply one-for-one?	7
Q17	My options have a strike price between $3.54 and $4.78 (the original threshold for eligible options indicated in the proxy). Why do they have a 20-to-1 exchange ratio when options with higher strike prices have exchange ratios of 4.5-to-1 or 6-to-1?	7
Q18	Why do some options with strike prices between $3.54 and $5.75 have 4.5-to-1 exchange ratios and my options have a 20-to-1 exchange ratio?	8
Q19	My options are priced above $4.78. The proxy indicated that they would be subject to a 4.5-to-1 or 6-to-1 exchange ratio. Why are they now subject to the higher 20-to-1 exchange ratio?	8
Q20	When will my shares of restricted stock vest?	8

No.	Question	Page
Q21	What will I receive when my restricted stock vests?	8
Q22	What is the source of the common stock that will be issued under my restricted stock award?	8
Q23	What happens if my employment terminates before all of my restricted stock vests?	9
Q24	How do I find out how many eligible stock options I have and what their exercise prices are?	9
Q25	Will my shares of restricted stock ever expire?	9
Q26	Are there risks that I should consider in deciding whether to exchange my options?	9
Q27	Are there conditions to the offer?	9
Q28	If I elect to participate and my surrendered eligible stock options are accepted, when will I receive my shares of restricted stock and my award agreement?	10
BACKGROUND AND PURPOSE OF THE EXCHANGE OFFER		10
Q29	Why is Sonus making the Exchange Offer?	10
Q30	Why did Sonus choose to offer this exchange for shares of restricted stock rather than repricing eligible options or granting new options?	11
Q31	Why are there additional vesting requirements on the shares of restricted stock when I have already held many of my options through the required periods?	11
Q32	Will there be additional equity grants in the future?	11
Q33	Is it likely that an offer similar to this one will be made in the future?	11
Q34	Must I participate in the Exchange Offer?	11
Q35	How should I decide whether to exchange my eligible stock options for shares of restricted stock?	12
Q36	Does our Board of Directors have a recommendation about this Exchange Offer?	12
Q37	Is there information regarding Sonus that I should be aware of?	12
Q38	What are the accounting consequences to Sonus of making this Exchange Offer?	12
DURATION OF THE OFFER		12
Q39	How long will this Exchange Offer remain open? Can the offer be extended, and if so, how will I know if it is extended?	12
Q40	If the offer is extended, how will the extension affect the date on which restricted stock will be granted?	13
HOW TO ELECT TO PARTICIPATE		13
Q41	How do I participate in the Exchange Offer?	13
Q42	When and how can I change my election regarding the surrender of eligible stock options?	13
Q43	How will I know if my elections and any subsequent changes to my elections have been received?	14
Q44	What will happen if I do not submit my elections by the deadline?	14

No.	Question	Page
Q45	What happens to eligible stock options that I choose not to surrender or that are not accepted for exchange in the Exchange Offer?	14
Q46	If I surrender eligible stock options in the Exchange Offer, will I be required to give up all of my rights under the surrendered eligible stock options?	14
Q47	What if I am on an authorized leave of absence?	14
U.S. FEDERAL INCOME TAX CONSIDERATIONS		14
Q48	Will I have to pay U.S. federal income taxes at the time of the exchange if I participate in the offer?	14
Q49	What are the U.S. federal income tax consequences of my restricted stock award?	14
HOW TO GET MORE INFORMATION		15
Q50	What if I have questions regarding the Exchange Offer?	15

HOW THE OPTION EXCHANGE PROGRAM WORKS

Q1    What is the Exchange Offer?

        Beginning on September 8, 2009 and ending at 11:59 p.m. EDT, on October 5, 2009, unless we extend the offer, each eligible employee (described in Question 2 below) may decide to exchange eligible options (described in Question 4 below) for shares of restricted stock. The number of shares of restricted stock an eligible employee will receive in exchange for an eligible option grant will be determined by the exchange ratio (described in Question 15 below) applicable to that option. Shares of restricted stock will be subject to a new three-year vesting schedule (described in Question 20 below), even if the options tendered in the exchange program currently are fully vested.

Q2    Who is eligible to participate in the Exchange Offer?

        Only "eligible employees" may participate in this offer. Generally, you are eligible if you are a U.S. employee of Sonus or any of its subsidiaries on September 8, 2009 and are still an employee (even if on an approved leave of absence) on the expiration date of the Exchange Offer. However, you will not be eligible to participate if you are an executive officer or significant employee of Sonus as identified in Appendix A of this document or a member of our Board of Directors. If you resign or receive a notice of termination at any time before the expiration date of the Exchange Offer, you are not eligible to participate in the Exchange Offer.

        See Section 1, Eligible Employees; Eligible Stock Options; Expiration Date, for more information.

Q3    What happens if my employment terminates before tendered options are canceled?

        If you tender options for exchange under this offer, but your employment with Sonus and its subsidiaries terminates for any reason or you receive or submit a notice of termination before the expiration date of the Exchange Offer and, therefore, before your tendered options are canceled, then your tender will automatically be deemed withdrawn and you will not participate in the option exchange program. You will retain your outstanding options in accordance with their current terms and conditions, and you may exercise them during a limited period of time following your termination of employment in accordance with their terms to the extent that they are vested. If you are currently considered an "at-will" employee, this offer does not change that status, and your employment may be terminated by us or by you at any time, including before the offer expires, for any reason, with or without cause.

Q4    Which stock options are eligible for exchange in the Exchange Offer?

        Only "eligible options" may be exchanged under this program. Eligible options are generally those option grants having an exercise price per share that is equal to or greater than the "threshold price". The threshold price is $3.54, which represents the highest intra-day trading price of our common stock as reported on The Nasdaq Global Select Market during the 52 weeks preceding the date on which we commenced the Exchange Offer. Any options that you tender for exchange with an exercise price that is not equal to or greater than the threshold price will not be eligible for exchange and will automatically be excluded from the offer. To determine which option grants are eligible for exchange, you should review your listing of eligible options at https://www.corp-action.net/sonusoptionexchange/.

        See Section 1, Eligible Employees; Eligible Stock Options; Expiration Date, for more information.

Q5    If I participate, what will happen to my current options?

        Eligible options you elect to exchange under this program and accepted by us for exchange will be canceled promptly following the expiration of this offer and you will no longer have those options available for exercise. Any options you do not tender for exchange will not be canceled and will remain outstanding at their existing exercise prices and under their existing terms.

        See Section 3, Procedures for Surrendering Eligible Stock Options, and Section 6, Conditions of the Exchange Offer, for more information.

Q6    What does it mean to exchange on a "grant-by-grant" basis?

        Eligible stock options will be surrendered on a grant-by-grant basis in exchange for a lesser amount of restricted stock. Generally, when we grant stock options to employees, the stock option "grant" will have more than one underlying stock option. For example, an employee might receive a stock option grant with 100 underlying stock options. All 100 stock options would have been granted on the same date with the same exercise price. When we state that employees will be permitted to exchange eligible stock options for shares of restricted stock on a grant-by-grant basis, that means that you can elect to exchange either all or none of the underlying stock options of a particular grant. Using the example of a stock option grant with 100 underlying stock options, assuming the stock options were eligible stock options and still outstanding, you could elect to surrender the entire stock option grant (i.e., all 100 stock options) in exchange for a grant of a lesser amount of restricted stock.

Q7    I have more than one eligible option grant. Do I have to exchange all of them in order to participate?

        No. You may exchange one or more of your eligible option grants or none at all. However, if you choose to tender an eligible option for exchange, you must tender the entire outstanding, unexercised portion of that option grant. For the purposes of this offer, the term "option" means a particular option grant to purchase a specified number of shares of our common stock at a specified exercise price per share. We will not accept partial tenders of options. If you attempt to tender for exchange less than the entire outstanding, unexercised portion of an eligible option, we will reject your tender of that particular option in its entirety. Any such rejection will not affect any other eligible option grant that you properly tender.

        See Section 1, Eligible Employees; Eligible Stock Options; Expiration Date, for more information.

Q8    May I tender unvested options?

        Yes. Your eligible options do not need to be vested in order for you to participate in the offer. However, if you choose to tender a particular outstanding eligible option grant, you must tender the entire eligible option grant, both the vested and unvested portions.

Q9    May I tender an option that I have already exercised in full?

        No. The offer pertains only to outstanding options. It does not apply in any way to shares you have already purchased, whether upon the exercise of options or otherwise, or whether or not you have vested in those shares. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not eligible for this offer. If you have exercised an eligible option grant in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange. Options for which you have properly submitted an exercise notice prior to the date the offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

Q10    May I exchange the remaining portion of an eligible stock option grant that I have already partially exercised?

        Yes. If you previously exercised an eligible stock option grant in part, the remaining outstanding (i.e., unexercised) portion of the eligible stock option grant can be exchanged in the Exchange Offer.

Q11    What is a stock option?

        A stock option is the right to purchase shares of stock at a specified price, regardless of the actual market price of the stock at the time the option is exercised. Typically, the specified purchase, or "exercise," price is the market price of a share of our common stock on the date the option is granted. Due to subsequent fluctuations, at any given time following the grant of the option, the prevailing market price of the stock may be greater than, equal to, or less than, the specified exercise price of the option. When the market price is greater than the exercise price of the option (otherwise known as an "in-the-money" option), the option holder receives value from exercising the option, because he or she is able to buy the stock underlying the option at less than its prevailing market price and then sell the purchased stock for the higher prevailing market price. The holder of an option to purchase stock at an exercise price that is equal to or greater than the prevailing market price (otherwise known as an "out-of-the-money" or an "underwater" option) generally would not exercise the stock option. The options eligible for exchange under this program currently are, and have for some time been, "out-of-the-money".

Q12    What is restricted stock?

        Shares of restricted stock granted pursuant to this offer are shares of Sonus common stock that will be issued on the date the awards are granted to employees participating in the offer. Restricted stock awards will be subject to vesting based on continued employment with us for a three-year term. Until shares of restricted stock have vested, they remain subject to restrictions on transfer and to forfeiture upon termination of employment. If and when the shares vest, they will no longer be "restricted," and you will be free to hold, transfer or sell them, subject to required tax withholding and compliance with applicable securities laws, Sonus' securities trading policies and any other legal requirements.

        Generally, participants in the exchange offer will forfeit restricted stock awards, to the extent unvested, if they cease to be employed by us and participants may not transfer, pledge, or otherwise dispose of unvested shares of restricted stock. The vesting and forfeiture provisions, transfer restrictions and other terms of the shares of restricted stock are set forth in the 2007 Plan and the form of award agreement included as an exhibit to our Tender Offer Statement on Schedule TO filed with the U.S. Securities and Exchange Commission (to which this offer to exchange is also an exhibit).

Q13    What is the principal difference between stock option grants and shares of restricted stock?

        When the market price of the underlying shares declines below the applicable option exercise price, as it has in the case of the options eligible to participate in this offer, the option has no realizable value. In contrast, shares of restricted stock continue to have value even if the market price of our stock has declined below its value at the time of grant. Essentially, the eligible options you now hold (because their underlying shares are greater in number than the shares of restricted stock for which they can be exchanged) may have greater potential value in the event our common stock price increases significantly, but the shares of restricted stock you would receive if you choose to participate in the offer (because they require no purchase price payment) will likely have greater value if our common stock price does not increase significantly, provided you hold the shares of restricted stock for the applicable vesting period.

Q14    Do I have to pay any money to receive shares of restricted stock?

        No. You will not be required to pay any money to receive shares of restricted stock. However, you will be responsible for paying all applicable taxes in connection with your receipt and vesting of the restricted stock and sale of shares of our common stock.

        See Questions 48 and 49 below and Section 13, Material U.S. Federal Income Tax Consequences, for more information.

Q15    If I participate, how many shares of restricted stock will I receive?

        The number of shares of restricted stock that you receive will depend on the exercise price(s) and remaining contractual term(s) of your surrendered eligible stock options and the applicable exchange ratios, as shown in the table below. Our objective in determining the exchange ratios applicable under the Exchange Offer was to provide for the grant of replacement restricted stock that will have a value, in the aggregate, that is no greater than the value of the stock options surrendered. The value of the Eligible Options was determined before the start of the Exchange Offer using a lattice binomial option valuation model. The lattice binomial model is an established method for valuing stock options and uses the following factors: stock price, the exercise price of the option, the current risk-free interest rate, the assumed volatility of the stock, the expected dividend yield of the stock, and the remaining term of the option. Note that the exchange ratios apply to each of your stock option grants separately. This means that the various stock option grants you have received may be subject to different exchange ratios.

	If the Per Share Exercise Price of an Eligible Stock Option Grant Is	And the Remaining Contractual Term of the Eligible Stock Option Grant Is	The Exchange Ratio Is (Eligible Stock Options to Shares of Restricted Stock)
Tier 1	$3.54 to $5.75	Greater Than One Year	4.5-to-1
Tier 2	$5.76 to $13.88	Greater Than One Year	6.0-to-1
Tier 3	$3.54 to $13.88	One Year or Less	20.0-to-1

        See Section 1, Eligible Employees, Eligible Stock Options; Expiration Date, for more information.

Q16    Why isn't the exchange ratio simply one-for-one?

        We believe the exchange ratios must balance the interests of both our employees and our stockholders, and as a result, we have designed it such that, in the aggregate, the fair value of the restricted stock being granted will not be greater than the value of the stock options surrendered. Under our option pricing model described above, this requires that more stock options be surrendered than shares of restricted stock granted in the exchange.

Q17    My options have a strike price between $3.54 and $4.78 (the original threshold for eligible options indicated in the proxy). Why do they have a 20-to-1 exchange ratio when options with higher strike prices have exchange ratios of 4.5-to-1 or 6-to-1?

        If your options are priced between $3.54 and $4.78 and you were told that their exchange ratio is 20-to-1, it is because those options will expire according to their terms within one year or less, and therefore, their value is very low. The value of a stock option is determined by several factors, perhaps the most significant of which is the amount of time remaining before the option expires; options that will expire in one year or less are worth less than options that have the same strike price but have longer remaining lives. This reflects the fact that, the longer the remaining life of an option, the greater the opportunity the Company's stock price has to appreciate.

Q18    Why do some options with strike prices between $3.54 and $5.75 have 4.5-to-1 exchange ratios and my options have a 20-to-1 exchange ratio?

        The exchange ratios were determined by the value of the options eligible for tender. If two options have the same strike price, but one has a longer remaining life, the option with the longer remaining life has a greater value, and therefore, benefits from a lower exchange ratio. Options with one year or less remaining before expiration are subject to the higher 20-to-1 exchange ratio to ensure that the value of the options surrendered roughly equates with the value of the restricted shares issued.

Q19    My options are priced above $4.78. The proxy indicated that they would be subject to a 4.5-to-1 or 6-to-1 exchange ratio. Why are they now subject to the higher 20-to-1 exchange ratio?

        As is customary in stock option exchange offers, the aggregate value of the shares of restricted stock issued must be equal to or less than the aggregate value of the options tendered. This is necessary to ensure that the Company's stockholders are not harmed (diluted) by the exchange. When the floor for eligible options dropped from $4.78 to $3.54, the majority of additional eligible options had very short remaining lives and, therefore, had very low values. The inclusion of this large number of lower valued options required the use of a much higher 20-to-1 exchange ratio. In the interest of fairness, and because both the additional and original eligible options with remaining lives of one year or less have very low values, it was determined that all options with a remaining life of one year or less would be subject to this same ratio.

Q20    When will my shares of restricted stock vest?

        Shares of restricted stock issued in the Exchange Offer will be completely unvested at the time they are granted and will become vested on the basis of the participant's continued employment with us or any of our subsidiaries over a period of three years following the Exchange Date, with 33 1/3% of the shares vesting annually. A participant in the exchange program generally will forfeit any shares of restricted stock received that remain unvested at the time his or her employment with us terminates for any reason.

Q21    What will I receive when my restricted stock vests?

        Employees granted shares of restricted stock will continue to hold the same shares, but without forfeiture conditions or restrictions on transfer, once those shares have vested. We intend to satisfy our withholding obligations that arise for employment taxes in connection with your award through a share withholding procedure further described in Question 49 below. Accordingly, the number of shares you retain in the case of a restricted stock award may be reduced by a number of whole shares whose value does not exceed by more than the value of a fractional share the amount of any withholding obligation we have.

        See Question 49 below and Section 8, Source and Amount of Consideration; Terms of Restricted Stock, and Section 13, Material U.S. Federal Income Tax Consequences, for more information.

Q22    What is the source of the common stock that will be issued under my restricted stock award?

        The shares of Sonus common stock issued as restricted stock will be issued under our 2007 Plan. Consistent with the terms of the 2007 Plan, we intend to use shares subject to the options canceled under this option exchange offer to provide for the shares issuable as restricted stock under the exchange offer.

Q23    What happens if my employment terminates before all of my restricted stock vests?

        You generally will forfeit any shares of restricted stock that are not vested on the day you stop being an employee for any reason. Any shares of restricted stock that vest while you are an employee of Sonus are yours to keep even after you leave Sonus. If you elect to keep (i.e., to not tender) all or some of your eligible options, your option agreements generally provide that you have a limited period of time after your final day of employment with us to exercise your stock options to the extent that they are vested. If you do not exercise them within that limited time period, you will forfeit all unexercised options, whether vested or unvested, and will not receive any compensation for such forfeited options.

        If you believe you may resign before some or all of the shares of restricted stock may vest, you should carefully consider whether or not to participate in the offer. Your options currently may be fully or partially vested. If you do not exchange them, you may be able to exercise your vested options for a period of time after your employment ends (as specified in your stock option agreement). If you participate in the offer, the options you elect to exchange will be canceled and you will forfeit any shares of restricted stock that have not vested at the time your employment ends.

        Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of Sonus or any of its subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the date the shares of restricted stock would vest or through any other date.

        See Section 8, Source and Amount of Consideration; Terms of Restricted Stock, for more information.

Q24    How do I find out how many eligible stock options I have and what their exercise prices are?

        You can review a list of your eligible stock options and the exercise prices of such options at the Stock Option Exchange Program Website, which is available at https://www.corp-action.net/sonusoptionexchange/.

Q25    Will my shares of restricted stock ever expire?

        Unlike stock options, shares of restricted stock do not expire. Instead, if you are still an employee of Sonus or any of its subsidiaries on each of your annual vesting dates and you received shares of restricted stock in this offer, a portion of your shares will become vested shares on each annual vesting date. See Questions 20, 21 and 23.

Q26    Are there risks that I should consider in deciding whether to exchange my options?

        Yes. Exchanging your eligible options does have some risks. You should carefully review the discussion of certain of these risks in the section entitled Risk Factors.

Q27    Are there conditions to the offer?

        Yes. The Exchange Offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the Exchange Offer and our acceptance of eligible stock options surrendered, which are more fully described in Section 6, Conditions of the Exchange Offer. The Exchange Offer is not conditioned upon a minimum number of eligible stock options being surrendered for exchange or a minimum number of eligible employees participating. However, if the shares of restricted stock to be issued pursuant to the Exchange Offer would have a value on the Exchange Date that is greater, in the aggregate, than the value of the stock options surrendered, we may elect not to accept any eligible options surrendered or any eligible options subject to a particular exchange ratio that have been surrendered in order for the shares of restricted stock issued to have a value on the

Exchange Date that is lower, in the aggregate, than the value of the options surrendered. If any of the events described in Section 6 occur, we may terminate, extend or amend the Exchange Offer at any time prior to the expiration of the Exchange Offer.

Q28    If I elect to participate and my surrendered eligible stock options are accepted, when will I receive my shares of restricted stock and my award agreement?

        Shares of restricted stock will be granted promptly following expiration of the offer in exchange for all properly tendered options that we accept for cancellation and exchange. We expect to provide restricted stock award recipients with restricted stock agreements as soon as reasonably practicable following the grant date.

        See Section 3, Procedures for Surrendering Eligible Stock Options, for more information.

BACKGROUND AND PURPOSE OF THE EXCHANGE OFFER

Q29    Why is Sonus making the Exchange Offer?

        We have granted stock options under the 2007 Plan and the 1997 Stock Incentive Plan (the "1997 Plan") as a means of promoting the long-term success of our business because we believe that sharing ownership with our employees aligns their interests with our interests and the interests of our stockholders and encourages our employees to devote the best of their abilities and efforts to our Company. Each stock option award specifies the exercise price that the employee must pay to purchase shares of common stock when the option is exercised. The exercise price per share is set at the closing market price of a share of our common stock on the date the option is granted. Employees receive value from their options only by exercising their rights under the options to purchase shares of common stock and subsequently selling the purchased shares at a price that exceeds their purchase price.

        Like many other companies in the telecommunications equipment industry, we have experienced a general and pronounced decline in our common stock price due to various factors. These factors include the impact of the current financial crisis and resulting macroeconomic environment on the stock prices of virtually all public companies, our lack of new product announcements in the recent past, and our public communication early in 2009 that our revenue would be down in 2009 compared to 2008 levels. In addition, temporary market concern was created when a significant stockholder publicly raised concerns and made recommendations regarding our corporate governance policies. We have responded to and implemented these recommendations where appropriate. Although these changes are viewed positively and as contributors to the future strength and viability of our Company, the long-term nature of these changes, coupled with the pressure currently being exerted on stock prices in general, has prevented our stock price from responding positively in the short-term. The decrease in the market price of our common stock, which has been particularly pronounced since early in fiscal 2008, has resulted in the majority of our outstanding stock options having exercise prices significantly higher than the current stock price. This means that stock options, an important component of our compensation program, are perceived by employees as having little value, rendering them ineffective for their intended retention and compensation purposes. The stock option exchange program will allow us to provide our employees, who are important to our future growth, with restricted shares which will provide them with a more certain measure of realizable value in accordance with the vesting schedule. We believe that the stock option exchange program will improve employee morale and increase employee retention, while aligning employee and stockholder interests.

        See Section 2, Purpose of the Exchange Offer, for more information.

Q30    Why did Sonus choose to offer this exchange for shares of restricted stock rather than repricing eligible options or granting new options?

        Our Board of Directors considered a variety of alternatives to address the issues of the significant number of out-of-the-money options and stock option overhang. Ultimately, the Board determined that some option holders could benefit from the opportunity to choose between what we believe is the more certain benefit associated with shares of restricted stock and the potentially more valuable, though less certain, benefit those holders may realize by retaining their stock options. By providing for the grant of replacement awards consisting of shares of restricted stock rather than new at-the-money stock options, our Board of Directors also sought to strengthen Sonus' equity-based retention incentives while further aligning our existing equity compensation programs with our overall compensation philosophy. Additionally, by exchanging stock options according to the terms of this offer, we will reduce the number of shares of stock subject to equity awards, thereby reducing potential dilution to our stockholders.

        See Section 2, Purpose of the Exchange Offer, for more information.

Q31    Why are there additional vesting requirements on the shares of restricted stock when I have already held many of my options through the required periods?

        Two of the principal purposes of our equity programs are to align the interests of our employees with those of our stockholders and to retain the services of employees of Sonus and its subsidiaries. We believe that anything shorter than a three-year vesting period would not adequately allow us to further these objectives. You should carefully consider the risks of exchanging vested options for unvested shares of restricted stock. See Question 20.

Q32    Will there be additional equity grants in the future?

        The Compensation Committee of our Board of Directors periodically evaluates our compensation programs. At this time, the Compensation Committee believes that equity compensation forms an important component of our compensation programs. Future equity awards to eligible employees will be evaluated periodically, subject to the discretion of the Compensation Committee.

Q33    Is it likely that an offer similar to this one will be made in the future?

        While our Board of Directors and the Compensation Committee evaluate Sonus' compensation programs periodically, it has no current intention to make any similar offer in the future. You should make your decision on the assumption that, if you do not surrender your eligible options in accordance with the terms of this offer (including deadlines stated in this offer to exchange), you will not have another similar opportunity.

Q34    Must I participate in the Exchange Offer?

        No. Participation in the Exchange Offer is completely voluntary. If you choose not to participate, you will keep all of your currently outstanding stock options, including stock options eligible for the Exchange Offer, and you will not receive restricted stock in the Exchange Offer. No changes will be made to the terms of your current stock options if you decline to participate. If you decide not to surrender any of your eligible stock options for exchange in the Exchange Offer, you do not need to do anything.

Q35    How should I decide whether to exchange my eligible stock options for shares of restricted stock?

        Sonus is providing this information to assist you in making your own informed decision. You are encouraged to seek further advice from your tax, financial and legal advisors. No one from Sonus is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

        Please also review the section entitled Risk Factors for a discussion of the risks of participating in the Exchange Offer.

Q36    Does our Board of Directors have a recommendation about this Exchange Offer?

        Our Board of Directors is not making a recommendation about this offer. Although the Compensation Committee of the Board and our Board of Directors have approved this Exchange Offer, they recognize that the decision to accept or reject this offer is an individual one that should be based on a variety of factors, including your own personal circumstances and preferences. You should consult with your personal advisors if you have questions about your financial or tax situation. Neither we, the Compensation Committee nor our Board of Directors are making a recommendation to employees as to whether or not to accept this Exchange Offer.

Q37    Is there information regarding Sonus that I should be aware of?

        Yes. Your decision of whether to accept or reject this offer should take into account the factors described in this offer to exchange, as well as the various risks and uncertainties inherent in our business. These risks include, but are not limited to, those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2009 and June 30, 2009. In addition, before making your decision to tender your eligible options, you should carefully review the information about Sonus discussed in the section, Risk Factors, and in Section 9, Information Concerning Us; Financial Information, for more information.

Q38    What are the accounting consequences to Sonus of making this Exchange Offer?

        Under current accounting rules, both stock options and restricted stock rights result in expense for financial accounting purposes and the amount of that expense is based on their fair value at the grant date. For accounting purposes, to the extent the fair value of each award of restricted stock rights granted to employees exceeds the fair value of the stock options surrendered, determined on the Exchange Date, such excess is considered additional compensation expense for our financial accounting purposes.

        See Section 11, Status of Eligible Stock Options Acquired by Us in the Exchange Offer; Accounting Consequences of the Exchange Offer, for more information.

DURATION OF THE OFFER

Q39    How long will this Exchange Offer remain open? Can the offer be extended, and if so, how will I know if it is extended?

        This offer begins on September 8, 2009 and is scheduled to expire on October 5, 2009, at 11:59 p.m., EDT. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of this offer at any time. If we extend this offer, we will publicly announce the extension no later than 9:00 a.m., EDT, on the next business day after the last previously scheduled or announced expiration date.

        See Section 14, Extension of the Exchange Offer; Termination; Amendment, for more information.

Q40    If the offer is extended, how will the extension affect the date on which restricted stock will be granted?

        If we extend the offer and you elect to participate in it, you must properly tender any eligible option grant you wish to exchange before the expiration of the extended offer period. If your properly tendered eligible options are accepted for cancellation, your award of shares of restricted stock will be granted promptly following the extended expiration.

HOW TO ELECT TO PARTICIPATE

Q41    How do I participate in the Exchange Offer?

        If you are an eligible employee and you wish to surrender any of your eligible stock options for exchange in the Exchange Offer, you must notify BNYMellon of your election to exchange such stock options before the Exchange Offer expires. You may notify BNYMellon of your election by making an election online at the Stock Option Exchange Program Website, which is available at https://www.corp-action.net/sonusoptionexchange/. Your online election must be submitted before the expiration deadline of 11:59 p.m., EDT, on October 5, 2009 (or such later date as may apply if the Exchange Offer is extended).

        You do not need to return your stock option agreement(s) relating to any surrendered eligible stock options, as they will be canceled automatically if we accept your eligible stock options for exchange.

        Your eligible stock options will not be considered surrendered until BNYMellon receives your properly submitted election form. Your properly submitted online election form must be received before 11:59 p.m., EDT, on October 5, 2009 (or such later date as may apply if the Exchange Offer is extended). If you miss the deadline or submit an online election form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer. You are responsible for making sure that the online election form is properly completed and received by BNYMellon by the deadline.

        We reserve the right to reject any or all surrenders of eligible stock options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the Exchange Offer, we expect to accept all properly surrendered eligible stock options on October 5, 2009 (or such later date as may apply if the Exchange Offer is extended).

        See Section 3, Procedures for Surrendering Eligible Stock Options, for more information.

Q42    When and how can I change my election regarding the surrender of eligible stock options?

        If you elect to surrender eligible stock options and later change your mind, or if you elect to not surrender eligible stock options and later change your mind, you may notify BNYMellon of the change before the Exchange Offer expires by revising your election online at the Stock Option Exchange Program Website, which is available at https://www.corp-action.net/sonusoptionexchange/. Any changes to your elections must be submitted before the expiration deadline of 11:59 p.m., EDT, on October 5, 2009 (or such later date as may apply if the Exchange Offer is extended).

        If you decide not to surrender any or all of your eligible stock options but miss the deadline for notifying BNYMellon of such changes and remain an eligible employee, any previously surrendered eligible stock options will be canceled and exchanged pursuant to the Exchange Offer.

        See Section 4, Withdrawal Rights, for more information.

Q43    How will I know if my elections and any subsequent changes to my elections have been received?

        You can check the Election Confirmation page on the Stock Option Exchange Program Website, which is available at https://www.corp-action.net/sonusoptionexchange/, at any time to see your current election(s). However, it is your responsibility to ensure that BNYMellon receives your elections and any subsequent changes to such elections, as applicable, prior to the expiration of the Exchange Offer.

Q44    What will happen if I do not submit my elections by the deadline?

        If BNYMellon does not receive your election to surrender eligible stock options for exchange before the Exchange Offer expires, then all of your eligible stock options will remain outstanding at their original exercise prices and subject to their original terms. If you decide not to surrender any of your eligible stock options for exchange in the Exchange Offer, you do not need to do anything.

Q45    What happens to eligible stock options that I choose not to surrender or that are not accepted for exchange in the Exchange Offer?

        The Exchange Offer will have no effect on eligible stock options that you choose not to surrender or on eligible stock options that are not accepted for exchange in the Exchange Offer.

Q46    If I surrender eligible stock options in the Exchange Offer, will I be required to give up all of my rights under the surrendered eligible stock options?

        Yes. On the expiration of the Exchange Offer, any stock options you surrender in exchange for shares of restricted stock that we accept for exchange will be canceled, and you will no longer have any rights under those surrendered eligible stock options.

Q47    What if I am on an authorized leave of absence?

        Any eligible employees who are on an authorized leave of absence will be able to participate in the Exchange Offer. If you surrender your eligible stock options and you are on an authorized leave of absence on the restricted stock grant date, you will be entitled to receive shares of restricted stock on the restricted stock grant date as long as all other eligibility requirements are still met.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

Q48    Will I have to pay U.S. federal income taxes at the time of the exchange if I participate in the offer?

        We believe that our employees who are subject to U.S. income taxation will incur no immediate U.S. federal income tax consequences as a result of either electing to retain their eligible options or electing to exchange their eligible options for shares of restricted stock. However, see the response to Question 49 for the U.S. federal income tax consequences of your restricted stock award.

Q49    What are the U.S. federal income tax consequences of my restricted stock award?

        Employees subject to U.S. income taxation will generally recognize no taxable income upon the receipt of shares of restricted stock (i.e., shares that are subject to a substantial risk of forfeiture and are not transferable). You will, however, recognize ordinary income (like salary) at the time the shares vest in an amount equal to the then fair market value of those shares. We will determine the fair market value of the shares based on the closing price of our common stock as reported on The NASDAQ Global Select Market on the applicable date. The ordinary income resulting from the vesting of shares of restricted stock will be reflected in the Form W-2 reported to the Internal Revenue Service for the year of the vesting of the shares. At the time that you recognize ordinary income, you will have an income and employment withholding tax obligation with respect to that income, much like the obligation that arises when we pay you your salary.

        A U.S. employee generally is permitted to make an election under Section 83(b) of the Internal Revenue Code within 30 days of acquiring restricted stock to include in income the fair market value of the shares on the date they are granted to the employee rather than on the date that the shares vest. If you make an election under Section 83(b), you will recognize ordinary income upon grant of the restricted stock, and you will have income and employment withholding tax obligations at that time with respect to that income. An employee making a Section 83(b) election would not be entitled to any deduction or credit for taxes paid in the year of grant if he or she subsequently forfeits unvested shares upon termination of employment.

        Upon a U.S. employee's sale of shares acquired under a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value of the shares on their vesting date (or date of grant if a Section 83(b) election has been made), will be taxed as a capital gain or loss. Such gain or loss will be long-term if the employee held the shares more than one year following their vesting date (or date of grant if a Section 83(b) election has been made).

        We encourage all eligible employees who are considering exchanging their eligible stock options pursuant to the Exchange Offer to consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the Exchange Offer.

        See Section 13, Material U.S. Federal Income Tax Consequences, for more information.

HOW TO GET MORE INFORMATION

Q50    What if I have questions regarding the Exchange Offer?

        If you have difficulty accessing the Stock Option Exchange Program Website, have questions regarding the Exchange Offer or have requests for assistance, please contact the BNY Mellon Shareowner Services Customer Service Center, available Monday through Friday between the hours of 9:00 a.m. and 7:00 p.m. EDT at 866-222-8391 (From within the U.S.) and 201-680-6579 (From outside the U.S.).

 RISK FACTORS

        Participation in this Exchange Offer involves a number of potential risks and uncertainties, including those described below. This list and the risk factors set forth under the heading entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, and filed with the Securities and Exchange Commission ("SEC"), highlight the material risks of participating in this Exchange Offer. You should carefully consider these risks and we encourage you to speak with your financial, legal and/or tax advisors as necessary before deciding whether to participate in this Exchange Offer. In addition, we strongly urge you to read the sections in this Exchange Offer discussing the tax consequences of participating in this Exchange Offer, as well as the rest of this Exchange Offer for a more in-depth discussion of the risks that may apply to you.

        In addition, this Exchange Offer and our SEC reports referred to above include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include all statements other than statements of historical facts and current status contained or incorporated by reference in this Exchange Offer, including statements regarding our future financial position, our business strategy, and the plans and objectives of management for future operations. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements.

        We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements involve risks, uncertainties and assumptions related to: our ability to align cost structure with market conditions, our internal control over financial reporting and our ability to report our financial results timely and accurately, the unpredictability of our quarterly financial results, risks associated with the Company's restatement of its historical stock option granting practices and accounting including regulatory actions; actions that may be taken by significant stockholders; risks associated with our international expansion; and the impact the current global financial market conditions may have on the telecommunications industry. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with this Exchange Offer.

        The following discussion should be read in conjunction with our financial statements, notes to the financial statements and other financial information included in our most recent Forms 10-K, 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this Exchange Offer, which speak only as of the date hereof.

Risks Related to the Exchange Offer

The valuation methodology utilized to determine the exchange ratio is based on the lattice binomial option valuation model and does not necessarily reflect the actual value of the options.

        The offer is intended to result in the grant of restricted stock rights having a value that, on a grant-by-grant basis, is related to but less than the value of the eligible option grant surrendered in the offer for those shares of restricted stock. Our valuation of the options eligible for exchange in the offer is based on the lattice binomial option valuation model. For purposes of the calculation, the weighted averages of the assumptions that we used were as follows:

  •
  Stock price: $1.92;

  •
  Exercise price: the actual exercise price of the option being valued (see below for weighted average exercise price by tranche);

  •
  Risk-free interest rate: a rate based on the Treasury bill rate for notes having a maturity that most nearly corresponds to the expiration date of the option being valued (approximately 5%);

  •
  Volatility: approximately 78%;

  •
  Dividend yield: 0%; and

  •
  Remaining life of option: See below for weighted average by tranche.

        The ratios of shares subject to eligible options surrendered in exchange for restricted stock issued are 4.5-to-1 for eligible options having exercise prices below $5.76 per share and a remaining contractual term of more than one year, 6-to-1 for eligible options having exercise prices at or above $5.76 per share and a remaining contractual term of more than one year and 20-to-1 for eligible options with a remaining contractual term of one year or less, regardless of exercise price. The following table provides the number of shares subject to eligible options an employee would have to surrender in order to receive one share of restricted stock in the exchange program for each of the three option exercise price range/remaining contractual term combinations:

		Options Outstanding			Exchange Ratio: Stock Option Shares Per Share of Restricted Stock
						Total Shares of Restricted Stock Granted (assuming 100% participation)
	Exercise Price/Remaining Contractual Term	Total Shares Subject to Eligible Options	Weighted Average Exercise Price	Weighted Average Remaining Term (Years)
Tier 1	$3.54 to $5.75/ Greater Than One Year	10,257,669	$5.11	6.13	4.5 to 1	2,280,077
Tier 2	$5.76 to $13.88/ Greater Than One Year	1,734,274	$7.12	6.23	6.0 to 1	289,091
Tier 3	$3.54 to $13.88/ One Year or Less	3,132,310	$4.30	0.71	20.0 to 1	2,280,077

        You should be aware that option valuation is not an exact science. Although the lattice binomial option valuation model is a standard and accepted model for determining the value of options, the utilization of different assumptions in the lattice binomial option valuation model can produce significantly different results for the ultimate value of an option.

        Moreover, even experts can disagree on the correct assumptions to use for any particular option valuation exercise. The assumptions we used for purposes of this offer may not be the same as those used by others and, therefore, our valuation of the options and/or the exchange ratio may not be consistent with those obtained using other valuation techniques or input assumptions and may not reflect the actual value of these options.

If our stock price increases after the date your tendered options are canceled, including if we are acquired by or merge with another company, your canceled options might have been worth more than the shares of restricted stock that you receive in exchange for them.

        We cannot predict the market price of our stock. It is possible over time that options you tender for exchange would have had a greater value or lesser value than the shares of restricted stock you receive under this offer.

        We may engage in transactions in the future with business partners or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares.

        In addition, if we are acquired by another company for shares of its stock, then any stock you receive in connection with your shares of restricted stock would be the acquiring company's stock (as opposed to Sonus') based on the exchange ratio in the acquisition. If we are acquired by another company whose stock is not publicly traded, then your shares of restricted stock would likely be for stock that is not publicly traded and which would be difficult to sell. Furthermore, if the acquiring company elects not to assume outstanding restricted stock or substitute an equivalent award for the acquiring company's stock, then unvested portions of all outstanding shares of restricted stock would accelerate at such time and upon such conditions as determined by the Compensation Committee in accordance with the terms of the 2007 Plan. Option holders who do not tender their options in the offer will have their outstanding options treated in accordance with the terms of the plan under which they were granted, and if their options are assumed by a successor to Sonus, those options would be treated in accordance with the terms of that transaction. Since the options represent rights to purchase a greater number of shares than the restricted stock rights that would replace them under this offer, this could potentially result in a greater financial benefit for those option holders who decided not to participate in this offer and who instead retain their original options.

If you do not have an employment relationship with Sonus for any reason on the date your shares of restricted stock would otherwise vest, including as the result of a reduction-in-force or another company's acquisition of us, you will forfeit any unvested shares of restricted stock.

        This means that if you quit for any reason, die, or we terminate your employment, with or without cause or notice, and you are not an employee on the date your shares of restricted stock would vest, you will forfeit the unvested shares of restricted stock and will not have anything for the options you tendered and we canceled.

        If we are acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate some or all of the employees of Sonus or any of its subsidiaries prior to the vesting of shares of restricted stock granted under this exchange program. If you do not have an employment relationship with Sonus (or a successor entity) due to our being acquired or for any other reason on the date your shares of restricted stock would otherwise vest, you will forfeit those unvested shares of restricted stock.

        Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of Sonus or any of its subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the vesting date for any shares of restricted stock or through any other date.

We will not grant restricted stock to you if we are prohibited by applicable laws or regulations.

        Even if we accept your tendered options, we will not grant restricted stock to you if we are prohibited by applicable laws, rules, regulations or policies from doing so. Such a prohibition could result from, among other things, changes in U.S. laws, U.S. Securities and Exchange Commission rules, regulations or policies or NASDAQ Global Select Market listing requirements or if you move to a jurisdiction in which we are prohibited or prevented from granting restricted stock.

Tax-Related Risks

        When the Sonus stock granted to you under your restricted stock award vests (or upon grant if a timely Section 83(b) election is made), you will generally recognize ordinary income equal to the fair market value of the vested shares (all shares if a Section 83(b) election is made). Any excess of the proceeds on a subsequent sale of the shares over their fair market value on the vesting date (or date of grant if a Section 83(b) election is made) will be a capital gain, although you will be eligible for favorable long-term capital gain treatment only if you have held the shares for more than 12 months from the date of vesting (or date of grant if a Section 83(b) election is made).

Tax Withholding

        In most cases, at the time the shares of restricted stock vest, you will be responsible for FICA taxes. This generally would mean that 1.45% of the fair market value of the restricted stock at the time of vesting (or grant if a Section 83(b) election is made) would have to be withheld in payment of Medicare tax. You are also potentially subject to the larger Social Security component of FICA (6.2% of fair market value) to the extent your compensation has not exceeded the Social Security taxable wage base for that year ($106,800 for 2009) prior to the vesting date (or date of grant if a Section 83(b) election is made). In addition, you will have an income tax withholding obligation with respect to ordinary income you must recognize on the shares' vesting date (or date of grant if a Section 83(b) election is made), much like the obligation that arises when we pay you your salary. Sonus will be authorized under the 2007 Plan and your restricted stock agreement to withhold shares having a value equal to your tax withholding requirement from the shares that would otherwise be released to you upon vesting. Alternatively, Sonus may satisfy these tax withholding obligations by one of the methods described in Section 13, Material U.S. Federal Income Tax Consequences.

        The income tax withholding may be insufficient to cover your final income tax liability with respect to the vesting or grant of your shares. You should consult with your own tax advisor to determine whether you should make estimated tax payments for each year in which your shares vest (or are granted if a Section 83(b) election is made).

        You should review Section 13, Material U.S. Federal Income Tax Consequences, carefully for a more detailed discussion of the potential consequences of participating in this offer. We recommend that you consult with your personal tax advisor before deciding whether or not to participate in the offer with respect to the tax consequences relating to your specific circumstances.

Risks Related to Our Business and Common Stock

        You should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K for the year ended December 31, 2008 and the Quarterly Reports on Form 10-Q for the periods ended March 31, 2009 and June 30, 2009 and also the information provided in this Offer to Exchange document and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible stock options for exchange. You may access these filings electronically at the SEC's website at http://www.sec.gov or on our Investor Relations website at http://www.sonusnet.com. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 16, Additional Information, for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

 THE EXCHANGE OFFER

SEPTEMBER 8, 2009

Section 1.    Eligible Employees; Eligible Stock Options; Expiration Date

        Employees are "eligible employees" if they are U.S. employees of Sonus or any of its subsidiaries on the date the offer commences and on the expiration date of the Exchange Offer; provided, however, that our executive officers and significant employees, members of our Board of Directors and former members of our Board, former executive officers and former employees, are not eligible to participate in the offer. Executive officers, significant employees and directors ineligible to participate in the offer are listed in Appendix A of this offer to exchange. If you are on an authorized leave of absence and are otherwise an eligible employee, you will be eligible to surrender eligible stock options for exchange in the Exchange Offer. If you surrender your eligible stock options and they are accepted and canceled in the Exchange Offer and you are on an authorized leave of absence on the restricted stock grant date, you will be entitled to receive the shares of restricted stock on that date as long as you are otherwise eligible to participate in the 2007 Plan. Leave is considered "authorized" if it was approved in accordance with our policies. However, an employee who resigns or receives a "notice of termination" (as defined below) at any time before the expiration date of the Exchange Offer is not eligible to participate in the offer.

        For purposes of this offer, an employee will have received a "notice of termination" if the employee has received a written notice that Sonus intends to take the steps necessary to end the employee's employment relationship or, in accordance with local laws, the employee has received an offer, filed or has agreed in writing to file a petition in a labor court or has entered into an agreement, in each case, to end the employee's employment relationship with Sonus. If you are currently considered an "at-will" employee, this exchange offer does not change that status, and your employment may be terminated by us or by you at any time, including before the exchange offer expires, for any reason, with or without cause.

        Upon the terms and subject to the conditions of the Exchange Offer, we are making an offer to eligible employees to exchange some or all of their eligible stock options (on a grant-by-grant basis) that are properly surrendered in accordance with Section 3, Procedures for Surrendering Eligible Stock Options, and not validly withdrawn pursuant to Section 4, Withdrawal Rights, before the expiration of the Exchange Offer for shares of restricted stock.

        "Eligible stock options" are those stock options with an exercise price equal to or greater than the "threshold price". For purposes of this offer, the threshold price is $3.54, which represents the highest intra-day trading price of our common stock as reported on The Nasdaq Global Select Market during the 52 weeks preceding the date on which we commenced the Exchange Offer.

        As of September 8, 2009, options to purchase approximately 30,936,205 shares of our common stock were outstanding under our equity compensation plans. Of these, 15,124,253 shares were held by our U.S. employees (other than our current and former executive officers, current and former significant employees, current and former non-employee directors and our former employees), representing approximately 49.3% of outstanding options with exercise prices greater than or equal to $3.54, our 52-week intra-day trading high as of that date, as reported on The Nasdaq Global Select Market, and are thus potentially eligible to participate in this offer. Assuming all such options are properly tendered for exchange, we will issue approximately 2,725,894 shares of restricted stock.

        You may tender for exchange any or all of your eligible options. However, if you choose to tender an eligible option grant, you must tender for exchange the entire outstanding, unexercised portion of that option grant. For the purposes of this offer, the term "option" means a particular option grant to purchase a specified number of shares of our common stock at a specified exercise price per share. In other words, you will not be permitted to exchange part but not all of any particular option grant. For example, if an eligible employee has received two individual option grants, both of which remain outstanding in their entirety, consisting of (a) an option to purchase 1,000 shares of common stock with an exercise price of $4.90 and (b) an option to purchase 1,000 shares of common stock with an exercise price of $6.00, that employee may choose to exchange all or none of the option to purchase 1,000 shares with an exercise price of $4.90 and all or none of the option to purchase 1,000 shares with an exercise price of $6.00. In this example, the employee may not choose to exchange less than the entire option for 1,000 shares under either grant. We will not accept partial tenders of options. If you attempt to tender for exchange less than the entire outstanding, unexercised portion of an eligible option, we will reject your tender of that particular option in its entirety. Any such rejection will not affect any other eligible option grant that you properly tender.

        The number of shares of restricted stock that you receive will depend on the exercise price(s) and remaining contractual term(s) of the eligible stock options that you surrender for exchange and the applicable exchange ratios. The exchange ratios for the Exchange Offer are set forth below. Note that the exchange ratios apply to each of your stock option grants separately, which means that the various stock option grants you have received may be subject to different exchange ratios.

	If the Per Share Exercise Price of an Eligible Stock Option Grant Is	And the Remaining Contractual Term of the Eligible Stock Option Grant Is	The Exchange Ratio Is (Eligible Stock Options to Shares of Restricted Stock)
Tier 1	$3.54 to $5.75	Greater Than One Year	4.5-to-1
Tier 2	$5.76 to $13.88	Greater Than One Year	6.0-to-1
Tier 3	$3.54 to $13.88	One Year or Less	20.0-to-1

        You can review a list of your eligible stock options and the exercise prices of such options at the Stock Option Exchange Program Website, which is available at https://www.corp-action.net/sonusoptionexchange/.

        We will not issue any fractional shares of restricted stock. Accordingly, any exchange that would result in a fractional share will be rounded up to the next whole number of shares of restricted stock. For example, if an employee elects to exchange an eligible option grant to purchase 725 shares of our common stock and the exchange ratio is 6.0 (meaning that one share of restricted stock will be issued for each 6.0 shares subject to the canceled option), that employee will receive a total of 121 shares of restricted stock (i.e., 725 divided by the exchange ratio of 6.0 is 120.83 shares, and rounded up to the next whole number is 121 shares).

        The offer is intended to result in the grant of restricted stock rights having a value that, on a grant-by-grant basis, is related to but less than the value of the eligible option grant surrendered in the offer for those shares of restricted stock. Our valuation of the options eligible for exchange in the offer is based on the lattice binomial option valuation model. For purposes of the calculation, the weighted averages of the assumptions that we used were as follows:

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  Stock price: $1.92;

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  Exercise price: the actual exercise price of the option being valued (see below for weighted average exercise price by tranche);

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  Risk-free interest rate: a rate based on the Treasury bill rate for notes having a maturity that most nearly corresponds to the expiration date of the option being valued (approximately 5%);

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  Volatility: approximately 78%;

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  Dividend yield: 0%; and

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  Remaining life of option: See below for weighted average by tranche.

        The ratios of shares subject to eligible options surrendered in exchange for shares of restricted stock issued are 4.5-to-1 for eligible options having exercise prices below $5.76 per share and a remaining contractual term of more than one year, 6-to-1 for eligible options having exercise prices at or above $5.76 per share and a remaining contractual term of more than one year and 20-to-1 for eligible options with a remaining contractual term of one year or less, regardless of exercise price. The following table provides the number of shares subject to eligible options an employee would have to surrender in order to receive one share of restricted stock in the exchange program for each of the three option exercise price range/remaining contractual term combinations:

		Options Outstanding			Exchange Ratio: Stock Option Shares Per Share of Restricted Stock
						Total Shares of Restricted Stock Granted (assuming 100% participation)
	Exercise Prices/Remaining Contractual Term	Total Shares Subject to Eligible Options	Weighted Average Exercise Price	Weighted Average Remaining Term (Years)
Tier 1	$3.54 to $5.75/ Greater Than One Year	10,257,669	$5.11	6.13	4.5 to 1	2,280,077
Tier 2	$5.76 to $13.88/ Greater Than One Year	1,734,274	$7.12	6.23	6.0 to 1	289,091
Tier 3	$3.54 to $13.88/ One Year or Less	3,132,310	$4.30	0.71	20.0 to 1	2,280,077

        The Exchange Offer is scheduled to expire at 11:59 p.m., EDT, on October 5, 2009, unless extended, in our sole discretion. See Section 14, Extension of the Exchange Offer; Termination; Amendment, for a description of our rights to extend, terminate and amend the Exchange Offer.

        Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of Sonus or any of its subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the restricted stock grant date or thereafter.

        WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE EXCHANGE OFFER, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE DOCUMENT AND YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX, FINANCIAL AND LEGAL ADVISORS AS YOU DEEM APPROPRIATE. YOU MUST MAKE YOUR OWN DECISION ON WHETHER TO SURRENDER YOUR ELIGIBLE STOCK OPTIONS FOR EXCHANGE.

Section 2.    Purpose of the Exchange Offer

        Background.    We have issued stock options under the 2007 Plan and the 1997 Plan as a means of promoting the long-term success of our business because we believe that sharing ownership with our employees aligns their interests with our interests and the interests of our stockholders and encourages our employees to devote the best of their abilities and efforts to our Company. Each stock option award specifies the exercise price that the employee must pay to purchase shares of common stock when the option is exercised. The exercise price per share is set at the closing market price of a share of our common stock on the date the option is granted. Employees receive value from their options only by exercising their rights under the options to purchase shares of common stock and subsequently selling the purchased shares at a price that exceeds their purchase price.

        Like many other companies in the telecommunications equipment industry, we have experienced a general and pronounced decline in our common stock price due to various factors. These factors include the impact of the current financial crisis and resulting macroeconomic environment on the stock prices of virtually all public companies, our lack of new product announcements in the recent past, and our public communication early in 2009 that our revenue would be down in 2009 compared to 2008 levels. In addition, temporary market concern was created when a significant stockholder publicly raised concerns and made recommendations regarding our corporate governance policies. We have responded to and implemented these recommendations where appropriate. Although these changes are viewed positively and as contributors to the future strength and viability of our Company, the long-term nature of these changes, coupled with the pressure currently being exerted on stock prices in general, has prevented our stock price from responding positively in the short-term. The decrease in the market price of our common stock, which has been particularly pronounced since early in fiscal 2008, has resulted in the majority of our outstanding stock options having exercise prices significantly higher than the current stock price. This means that stock options, an important component of our compensation program, are perceived by employees as having little value, rendering them ineffective for their intended retention and compensation purposes.

  Reasons for the Offer.

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  The new shares of restricted stock offer a meaningful incentive for eligible employees.    Our Board believes that equity incentive awards that are currently outstanding were granted to our employees under market conditions that differed substantially from the current environment. We believe that to enhance long-term stockholder value we need to maintain competitive employee compensation and incentive programs that will assist us to motivate and retain our employees. Many of our employees hold options with exercise prices significantly higher than the current market price of our common stock, meaning an important component of our compensation program is perceived by employees as having little value.

    Because many of the eligible options have been out of the money for an extended period of time, employees have had little or no incentive to exercise them. As a result, these eligible options have little value as a potential retention incentive for our employees. The Exchange Offer is intended to address this situation by providing our employees with an opportunity to exchange eligible options for shares of restricted stock issued under the 2007 Plan. By offering shares of restricted stock, which are designed to deliver value for continued service without regard to an exercise price, we believe the Exchange Offer will offer a meaningful retention incentive for eligible employees to remain with us and will be a strong way to improve employee morale and boost retention.

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  The Exchange Offer will reduce our overhang.    The Exchange Offer will serve to reduce our overhang (i.e., the total number of shares subject to outstanding equity awards as a percentage of our total shares of common stock outstanding), particularly that portion consisting of stock options having the highest exercise prices with the least employee retention value.

    Under the program, participating employees will receive significantly fewer shares of restricted stock than the number of shares subject to the options they surrender. Because participating employees will exchange a greater number of options for a lesser number of shares of restricted stock, there will be an immediate reduction in our overhang.

    The stock option exchange program will allow us to provide our employees, who are important to our future growth, with restricted shares which will provide them with a more certain measure of realizable value in accordance with the vesting schedule. We believe that the stock option exchange program will improve employee morale and increase employee retention

Section 3.    Procedures for Surrendering Eligible Stock Options

        If you are an eligible employee and you wish to surrender any of your eligible stock options for exchange in the Exchange Offer, you must notify BNYMellon of your election before the Exchange Offer expires at 11:59 p.m., EDT, on October 5, 2009 (or such later date as may apply if the Exchange Offer is extended). If we extend the Exchange Offer beyond that time, you may surrender your eligible stock options for exchange at any time until the extended expiration date of the Exchange Offer.

        You will be permitted to exchange your eligible stock options for shares of restricted stock on a grant-by-grant basis. No partial exchanges of a stock option grant will be permitted. If you elect to exchange an eligible stock option grant, you must exchange the entire outstanding (i.e., unexercised) portion of that eligible stock option grant. If you elect to surrender one eligible stock option grant in the Exchange Offer, you do not need to surrender any other eligible stock option grants you may hold. If you attempt to exchange a portion but not all of an outstanding eligible stock option grant, your online election form will be rejected.

        Proper Surrender of Eligible Stock Options.    If you are an eligible employee and you wish to surrender any of your eligible stock options for exchange in the Exchange Offer, you must notify BNYMellon of your election to exchange such stock options before the Exchange Offer expires. You may notify BNYMellon of your election by making an election online at the Stock Option Exchange Program Website, which is available at https://www.corp-action.net/sonusoptionexchange/. Your online election must be submitted before the expiration deadline of 11:59 p.m., EDT, on October 5, 2009 (or such later date as may apply if the Exchange Offer is extended).

        Submissions by any other means, including delivery directly to Sonus, will NOT be accepted.

        You can check the Election Confirmation page on the Stock Option Exchange Program Website, which is available at https://www.corp-action.net/sonusoptionexchange/, at any time to see your current election(s).

        Your eligible stock options will not be considered surrendered until BNYMellon receives your properly submitted election form. Your properly submitted online election form must be received before 11:59 p.m., EDT, on October 5, 2009 (or such later date as may apply if the Exchange Offer is extended). If you miss the deadline or submit an online election form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer. You are responsible for making sure that the online election form is properly completed and received by BNYMellon by the deadline.

        Determination of Validity; Rejection of Eligible Stock Options; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine all questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any surrendered eligible stock options. Neither Sonus nor any other person is obligated to give notice of any defects or irregularities in surrenders. No surrender of eligible stock options will be deemed to have been properly made until all defects or irregularities have been cured by the eligible employee surrendering stock options unless waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer, and we will strictly enforce the Exchange Offer period, subject only to any extension of the expiration date of the Exchange Offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any surrender with respect to any particular eligible stock options or any particular eligible employee.

        Our Acceptance Constitutes an Agreement.    Your surrender of eligible stock options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange

Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4, Withdrawal Rights, and our acceptance of your surrendered eligible stock options in accordance with Section 5, Acceptance of Eligible Stock Options; Issuance of Restricted Stock. Our acceptance for exchange of eligible stock options surrendered by you pursuant to the Exchange Offer will constitute a binding agreement between Sonus and you upon the terms and subject to the conditions of the Exchange Offer.

        Subject to our rights to terminate and amend the Exchange Offer in accordance with Section 6, Conditions of the Exchange Offer, we expect to accept and cancel on the day the Exchange Offer expires all properly surrendered eligible stock options that have not been validly withdrawn, and we also expect to grant the shares of restricted stock as soon as reasonably practicable following the expiration date of the Exchange Offer. You will be required to enter into an award agreement governing the terms of your restricted stock award. If the expiration date of the Exchange Offer is extended, then the cancellation date and the restricted stock grant date will be similarly extended.

Section 4.    Withdrawal Rights

        If you elect to surrender eligible stock options and later change your mind, you may withdraw your surrendered eligible stock options by notifying BNYMellon of your election to withdraw such stock options before the Exchange Offer expires. You may notify BNYMellon of your withdrawal election by revising your election online at the Stock Option Exchange Program Website, which is available at https://www.corp-action.net/sonusoptionexchange/. Your online withdrawal election must be submitted before the expiration deadline of 11:59 p.m., EDT, on October 5, 2009 (or such later date as may apply if the Exchange Offer is extended).

        Submissions by any other means, including delivery directly to Sonus, will NOT be accepted.

        Please note that, just as you may not surrender only part of an eligible stock option grant, you may also not withdraw your election with respect to only a portion of an eligible stock option grant. If you elect to withdraw a previously surrendered eligible stock option grant, you must withdraw with respect to the entire eligible stock option grant, but need not withdraw any other eligible stock option grants previously surrendered.

        Your withdrawal election must specify the eligible stock option grants to be withdrawn.

        You can check the Election Confirmation page on the Stock Option Exchange Program Website, which is available at https://www.corp-action.net/sonusoptionexchange/, at any time to see your current election(s).

        Your surrendered eligible stock options will not be considered withdrawn until BNYMellon receives your properly submitted withdrawal election. If you miss the deadline for notifying BNYMellon of your withdrawal election but remain an eligible employee, any previously surrendered eligible stock options will be canceled and exchanged pursuant to the Exchange Offer. You are responsible for making sure that the election to withdraw is properly completed online and received by BNYMellon by the deadline.

        Once you have withdrawn eligible stock options, you may again surrender these stock options for exchange by following the procedures for properly surrendering eligible stock options as described in Section 3, Procedures for Surrendering Eligible Stock Options, prior to the deadline noted above.

        Neither Sonus nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal. No withdrawals will be deemed to have been properly made until all defects or irregularities have been cured by the eligible employee making the withdrawal election unless waived by us. We will determine all questions as to the form and validity, including time of receipt, of notices of withdrawal.

        Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5.    Acceptance of Eligible Stock Options; Issuance of Restricted Stock

        Upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all eligible stock options properly surrendered and not validly withdrawn by the expiration of the Exchange Offer, which is currently scheduled to expire at 11:59 p.m., EDT, on October 5, 2009. Once we have accepted your surrendered eligible stock options, such options will be canceled and you will no longer have any rights under the surrendered eligible stock options. Restricted stock awards will be granted as of the date of our acceptance. If we accept and cancel options properly tendered for exchange after October 5, 2009, or if we extend the date by which we must accept and cancel options properly tendered for exchange, the time in which the shares of restricted stock will be granted will be similarly delayed.

        We will not accept partial tender of an eligible option grant. However, you may tender the remaining portion of an eligible option grant that you have partially exercised.

        For purposes of this offer, we will be deemed to have accepted for exchange eligible options that are validly tendered and not properly withdrawn when we give notice to option holders of our acceptance. We will give notice of our acceptance, which may be by inter-office mail, email, facsimile or press release, promptly following the expiration date.

        All restricted stock awards will be granted under our 2007 Plan and will be subject to the terms and conditions of an award agreement between you and Sonus. As promptly as practicable after the grant date, we will send you an award agreement (in the appropriate form filed as an exhibit to our Tender Offer Statement on Schedule TO but with all the blanks filled in). This agreement will be effective from and as of the grant date.

        If you are not an eligible employee of Sonus or any of its subsidiaries on the expiration date, your election to exchange your options will automatically be deemed to have been withdrawn as of the date of your termination and our offer will not affect the terms of your existing options.

Section 6.    Conditions of the Exchange Offer

        We will not accept any eligible stock options (or in the case of item (g) below this may apply to any tier or tiers of eligible stock options having a common exchange ratio) surrendered pursuant to the Exchange Offer, and we may terminate or amend the Exchange Offer or postpone our acceptance of any eligible stock options surrendered pursuant to the Exchange Offer, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after September 8, 2009, and before the expiration of the Exchange Offer and the acceptance by us of any eligible stock options surrendered pursuant to the Exchange Offer, any of the following events have occurred, or have been reasonably determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, the occurrence of such event or events makes it inadvisable for us to proceed with the Exchange Offer or with our acceptance of the eligible stock options surrendered pursuant to the Exchange Offer:

        (a)   There shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal, before any court, authority, agency or tribunal that challenges the making of the Exchange Offer, the cancellation of surrendered eligible stock options and the grant of shares of restricted stock pursuant to the Exchange Offer, or otherwise relates in any manner to the Exchange Offer or that, in our reasonable judgment, could materially and adversely affect our business, financial condition, operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;

        (b)   There shall have been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Exchange Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

    •
    make the cancellation of surrendered eligible stock options and the grant of shares of restricted stock in exchange therefor illegal or otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relate in any manner to the Exchange Offer; or

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    materially and adversely affect our business, condition (financial or other), operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;

        (c)   There shall have occurred:

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    any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

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    a material change in the market price of the shares of our common stock that would result in the Exchange Offer no longer having the intended compensatory purpose or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Exchange Offer; or

    •
    in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof.

        (d)   There shall have occurred any change in U.S. generally accepted accounting principles or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Exchange Offer that would be in excess of any compensation expenses that we would be required to record under U.S. generally accepted accounting principles in effect at the time we commence the Exchange Offer;

        (e)   There shall have been proposed, announced or made by another person or entity a tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, or it shall have been publicly disclosed, or we shall have learned that:

    •
    any person, entity or "group," within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before September 8, 2009;

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    any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before September 8, 2009 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

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    any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our assets or securities;

        (f)    There shall have been enacted, enforced or deemed applicable to Sonus any rules, regulations or actions by any governmental authority, the NASDAQ Global Select Market or any other regulatory or administrative authority of any national securities exchange that make it inadvisable for us to proceed with the Exchange Offer; or

        (g)   The shares of restricted stock to be issued pursuant to the Exchange Offer would have a value on the Exchange Date greater, in the aggregate, than the value on the Exchange Date of the eligible stock options surrendered.

        The conditions of the Exchange Offer are for our benefit. We may assert the conditions in our discretion, regardless of the circumstances giving rise to them, at any time before the expiration of the Exchange Offer and before we accept any eligible options pursuant to the Exchange Offer. We may waive them, in whole or in part, at any time and from time to time before the expiration of the Exchange Offer or before we accept eligible options pursuant to the Exchange Offer, in our discretion, whether or not we waive any other condition to the Exchange Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 may be challenged by an eligible employee only in a court of competent jurisdiction. A nonappealable determination with respect to such matter by a court of competent jurisdiction will be final and binding on all persons.

Section 7.    Price Range of Our Common Stock

        The eligible stock options give eligible employees the right to acquire shares of our common stock. None of the eligible stock options are traded on any trading market.

        Our common stock is traded on the NASDAQ Global Select Market under the symbol "SONS." The following table sets forth, for the periods indicated, the high and low intraday sales price per share of our common stock.

	High	Low
Year Ending December 31, 2009:
Second Quarter	$2.45	$1.51
First Quarter	$2.01	$1.09
Year Ended December 31, 2008:
Fourth Quarter	$2.91	$1.14
Third Quarter	$4.55	$2.55
Second Quarter	$4.78	$3.37
First Quarter	$5.95	$2.92
Year Ended December 31, 2007:
Fourth Quarter	$7.59	$5.62
Third Quarter	$8.75	$5.13
Second Quarter	$9.03	$7.16
First Quarter	$8.78	$6.63

        As of September 2, 2009, the number of stockholders of record of our common stock was approximately 613, and the number of outstanding shares of our common stock was 274,184,895. On September 2, 2009, the closing price of our common stock as reported on the NASDAQ Global Select Market was $2.05 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to surrender your eligible stock options in the Exchange Offer.

        The price of our common stock has been, and in the future may be, volatile and could appreciate or decline from the current market price. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, both within our control and outside our control. In addition, the stock market has experienced extreme price and volume fluctuations, particularly in the current economic climate, that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

        Sonus has never paid any dividends on its common stock and does not currently anticipate paying a cash dividend in the foreseeable future.

Section 8.    Source and Amount of Consideration; Terms of Restricted Stock.

        Consideration.    For the eligible stock options that were granted under the 1997 Plan and the 2007 Plan (together, the "Plans"), subject to the terms of the Exchange Offer, the shares of restricted stock granted in exchange for the eligible stock options will be issued under the 2007 Plan. As of September 8, 2009, there were outstanding eligible stock options held by 398 eligible employees to purchase an aggregate of 15,124,253 shares of our common stock with a weighted average exercise price of $5.17 per share, all of which were issued under the Plans. If we receive and accept for exchange all eligible options, we will issue approximately 2,725,894 shares of restricted stock, representing a number of shares equal to less than 1.0% of the total number of shares of our common stock issued and outstanding as of September 8, 2009.

        We intend to credit every share subject to an award canceled in the option exchange program back to the 2007 Plan.

        We will not issue any fractional shares of restricted stock. Accordingly, any exchange that would result in a fractional share will be rounded up to the next whole number of shares of restricted stock. For example, if an employee elects to exchange an eligible option grant to purchase 725 shares of our common stock and the exchange ratio is 6.0 (meaning that one share of restricted stock will be issued for each 6.0 shares subject to the canceled option), that employee will receive a total of 121 shares of restricted stock (i.e., 725 divided by the exchange ratio of 6.0 is 120.83 shares, and rounded up to the next whole number is 121 shares).

  Terms of the Restricted Stock Grants.

        The shares of restricted stock issued pursuant to this offer will be issued under the 2007 Plan. For each share of restricted stock granted in the offer, we and the participant will enter into a restricted stock agreement. As promptly as practicable after the grant date, we will send to each recipient of restricted stock awards in this offer a completed award agreement. The terms and conditions of the restricted stock awards will vary from the terms and conditions of the options tendered for exchange. You must accept the award agreement to be entitled to your restricted stock award. This agreement will be effective from and as of the grant date. The following description of the restricted stock awards to be granted under the 2007 Plan is a summary of the material terms of these awards.

        Important Note: The description below of the 2007 Plan and the restricted stock awards to be granted in this offer is merely a summary and does not purport to be complete. Any statements are subject to, and are qualified in their entirety by reference to, all provisions of the 2007 Plan and the form of agreement evidencing the restricted stock award. These documents have been included as exhibits to our Tender Offer Statement on Schedule TO filed with the U.S. Securities and Exchange Commission (to which this document is also an exhibit). Upon request, we will provide you, without charge, with a copy of the 2007 Plan. Please direct your requests to Stock Administration at Sonus Networks, Inc., 978-614-8572, or email at stockadmin@sonusnet.com.

        In addition, please note that your award agreement will contain additional provisions regarding data privacy, responsibility for taxes, and an acknowledgment and waiver with respect to the nature of the offer.

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  General.    The 2007 Stock Incentive Plan was initially approved by the stockholders during our 2007 Annual Meeting. As of September 8, 2009, there were approximately 3,513,397 shares of our common stock available for grant under the 2007 Plan. This number will be increased by up to 11,035,412 shares subject to eligible options canceled in this offer. The 2007 Plan permits the Board of Directors to grant a variety of equity-based awards, including the restricted stock awards to be granted in this offer.

  •
  Purpose.    The purpose of the 2007 Plan is to advance the interests of Sonus and its stockholders by providing equity incentives to eligible employees, officers and directors to attract, retain and motivate persons whose present and potential contributions are important to the success of Sonus.

  •
  Administration.    Subject to any applicable limitations contained in the 2007 Plan, our Board, the Compensation Committee, or any other committee or officer to whom our Board or a committee delegates authority, as the case may be, selects the recipients of awards to be granted under the 2007 Plan and determines the types of awards granted, the time(s) at which awards may be granted, the number of shares, units or rights subject to each award and all of the terms and conditions of each award; they have the authority to interpret the 2007 Plan and to make all other determinations relating to the 2007 Plan.

  •
  Eligible Participants.    Our employees, officers, directors, consultants and advisors and those of our subsidiaries are eligible to be granted Awards under the 2007 Plan. Under present law, however, incentive stock options may only be granted to employees of Sonus and its subsidiaries.

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  Types of Awards.    The 2007 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), non-statutory stock options, SARs, restricted stock, restricted stock units ("RSUs") and other stock-based awards and performance awards as described below (collectively referred to as "Awards").

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  Restricted Stock Awards.    Restricted stock awards provide recipients shares of common stock, subject to the right of Sonus to repurchase all or part of such shares or to require forfeiture if issued at no cost if the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Under the terms of the restricted stock awards to be issued in this offer, the applicable award agreement will provide that we may issue shares to a participant by delivering evidence of book entry shares credited to the participant's account. Under the terms of the restricted stock awards to be issued in this offer, the shares of restricted stock will be held pursuant to the terms of an escrow arrangement established by the award agreement until the shares vest, if at all, at which time they will be released from the escrow arrangement and delivered to the participant. During the period in which the shares of restricted stock remain subject to the escrow arrangement, you will have the rights granted to you under the 2007 Plan. Between the date on which a restricted stock award is granted and the date on which shares subject to the award vest, the value of the award will fluctuate based on the market price of our common stock, although you will have no right to sell or otherwise transfer such shares until they have vested. No monetary payment (other than applicable tax withholding, if any) will be required as a condition of being granted shares of restricted stock.

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  Vesting.    Restricted stock awards received in exchange for eligible options will be subject to a new vesting schedule that will generally commence on October 5, 2009. We will grant shares of restricted stock promptly following the expiration of the offer in exchange for properly tendered options. Shares of restricted stock you receive in the offer will generally be unvested as of the grant date and will vest over a three-year term, 33 1/3% annually, even if the eligible option grant you surrendered in exchange for those shares of restricted stock was fully vested or would have vested earlier. Any fractional share of restricted stock that would otherwise vest will be carried over to the next vesting period. If your employment with Sonus terminates before all of your shares of restricted stock have vested, you will forfeit any restricted stock that remains unvested on the date of your employment termination.

  •
  Delivery of Common Shares.    Upon vesting, shares of restricted stock previously issued to the participant will be released from an escrow arrangement, subject to our right to withhold shares sufficient in number to satisfy any required tax withholding.

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  Termination of Employment.    In the event a participant in the offer ceases to be an employee of Sonus or any of our subsidiaries at any time prior to the vesting of the participant's restricted stock rights, all of such participant's restricted stock rights which are unvested at the time of termination of employment generally will be forfeited to Sonus and canceled.

  •
  Restrictions on Repricings.    Unless approved by our stockholders:

  •
  no outstanding option or SAR granted under the 2007 Plan may be amended to provide an exercise price that is lower than its then-current exercise price (other than adjustments for changes in capitalization); and

  •
  no outstanding option or SAR grant may be canceled and substituted with a new award under the 2007 Plan covering the same or a different number of shares of common stock and having an exercise price lower than the then-current exercise price of the canceled option or SAR.

  •
  Transferability of Awards.    Awards other than restricted stock awards that have vested may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, Awards are exercisable only by the participant. Our Board may permit the gratuitous transfer of an Award by the participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the participant or an immediate family member if, with respect to such transferee, Sonus would be eligible to use a Form S-8 for the registration of the sale of the common stock subject to such award.

  •
  Adjustments Upon Certain Events.    Subject to any required action by our stockholders, in the event of any change in our common stock effected without receipt of consideration by Sonus, whether through recapitalization, reclassification, stock dividend, stock split, reverse stock split, subdivision, combination or similar change in our capital structure, proportionate adjustments will be made in the number and kind of shares subject to restricted stock awards, as determined by our Board of Directors or the Compensation Committee.

  •
  Effect of Change in Control of Sonus.    Upon a change in control of Sonus, shares of restricted stock would be treated in the same manner as all other shares of Sonus common stock outstanding at the time of the transaction, subject to the vesting provisions of the restricted stock agreement. The assumption or substitution of the restricted stock, the cash payments of the awards and the acceleration of vesting may result in different income and employment tax consequences to you than are described in this offer to exchange.

  •
  Amendment or Termination.    The 2007 Plan became effective on November 12, 2007 ("Effective Date"). No new Award may be granted under the 2007 Plan after completion of 10 years from the Effective Date but Awards previously granted may extend beyond that date. Our Board may at any time amend, suspend or terminate the 2007 Plan; provided that, to the extent determined by our Board, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement will become effective until such stockholder approval is obtained.

  •
  Registration of Shares.    The number of shares underlying the options that are surrendered and canceled in this exchange program and that were granted under the Company's Amended and Restated 1997 Stock Incentive Plan will be credited to the 2007 Plan and registered on Form S-8 filed with the U.S. Securities and Exchange Commission. Therefore, all shares of Sonus common stock underlying the restricted stock awards issuable in connection with the exchange have been or will be registered under the Securities Act of 1933. Unless you are considered an "affiliate" of Sonus, you will generally be able to sell the vested shares you receive pursuant to your restricted stock award free of any transfer restrictions under applicable United States securities laws.

        Income Tax Consequences for Restricted Stock Awards.    A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then the participant will have compensation income equal to the value of the stock on the date of grant. If the participant does not make an 83(b) election, then the participant will have compensation income when the stock vests equal to the value of the stock on the vesting date. When the stock is sold, the participant will have a capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date, if no 83(b) election has been made, or on the date of grant if an 83(b) election has been made. Any capital gain or loss will be long-term if the participant held the stock for more than one year following the grant date if a timely 83(b) election has been made or following the vesting date if no 83(b) election has been made, and otherwise will be short-term. See Section 13, Material U.S. Federal Income Tax Consequences.

        The total number of shares of restricted stock that may be granted in the Exchange Offer will depend on the rate of participation by eligible employees. Assuming all eligible stock options that were outstanding as of September 8, 2009 are surrendered in the Exchange Offer, 2,725,894 shares of restricted stock would be granted in the exchange.

        The terms and conditions of your eligible stock options are set forth in the option agreements and the option plans under which they were granted.

        Participation in the Exchange Offer will not create any contractual or other right of the surrendering eligible employees to receive any future grants of stock options, restricted stock awards or units or other stock-based compensation. The Exchange Offer does not change the "at-will" nature of an eligible employee's employment with us, and an eligible employee's employment may be terminated by us, or by the employee at any time, for any reason, with or without cause, subject to the requirements of local law and the terms of any employment agreement.

        NOTHING IN THE EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF SONUS. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN EMPLOYED UNTIL THE NEW STOCK OPTION GRANT DATE OR THEREAFTER.

Section 9.    Information Concerning Us; Financial Information

        Information Concerning Us.    Sonus Networks, Inc. was incorporated in 1997 and is a leading provider of voice infrastructure solutions for wireline and wireless service providers. Sonus offers a new generation of carrier-class infrastructure equipment and software that enables voice services to be delivered over Internet Protocol packet-based networks. The Company's target customers include both traditional and emerging communications service providers, including long distance carriers, local exchange carriers, internet service providers, wireless operators, cable operators, international telephone companies and carriers that provide services to other carriers.

        Financial Information.    We have presented below a summary of our consolidated financial data. The following summary consolidated financial data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2008, and with "Part I Financial Information" of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, and Item 8.01. Other Events and Item 9.01 Financial Statements and Exhibits of our Current Report on Form 8-K dated September 8, 2009, all of which are incorporated herein by reference. The selected consolidated statement of operations data for the years ended December 31, 2008 and December 31, 2007 and the selected consolidated balance sheet data as of December 31, 2008 and December 31, 2007 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our unaudited consolidated financial statement information that is included in our Current Report on Form 8-K dated September 8, 2009. The selected consolidated statement of operations data for the six months ended June 30, 2009 and June 30, 2008 and the selected consolidated balance sheet data as of June 30, 2009 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

Summary Consolidated Statement of Operations and Balance Sheet Data

(amounts in millions, except per share data):

	Year Ended		Six Months Ended
	December 31, 2008	December 31, 2007	June 30, 2009	June 30, 2008
Consolidated Statement of Operations Data
Total revenue	$313,145	$319,415	$102,619	$161,417
Operating income (loss)	$(49,185)	$(50,898)	$(15,496)	$4,240
Income (loss) from continuing operations before income taxes	$(36,475)	$(31,601)	$(12,829)	$11,772
Net income (loss)	$(121,382)	$(24,213)	$(11,844)	$296
Earnings (loss) per share
Basic	$(0.45)	$(0.09)	$(0.04)	$—
Diluted	$(0.45)	$(0.09)	$(0.04)	$—
Shares used to compute earnings (loss) per share
Basic	271,477	262,924	273,320	270,870
Diluted	271,477	262,924	273,320	272,422

	December 31, 2008	December 31, 2007	June 30, 2009
Consolidated Balance Sheet Data
Total current assets	$416,382	$546,385	$448,867
Total assets	$535,585	$694,168	$523,937
Total current liabilities	$89,294	$181,181	$88,880
Total liabilities	$129,150	$200,464	$122,966
Total stockholders' equity	$406,435	$493,704	$400,971

        Ratio of Earnings to Fixed Charges.    The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations before income tax (provision) benefit plus fixed charges. Fixed charges consist of interest expense and the estimated portion of rental expense deemed by us to be representative of the interest factor of rental payments under operating leases. For the years ended December 31, 2008 and 2007 and the six months ended June 30, 2009, earnings were insufficient to cover fixed charges.

        Book Value Per Share.    Our book value per share as of our most recent balance sheet dated June 30, 2009 was $1.47.

        Additional Information.    For more information about us, please refer to our Annual Report on Form 10-K for the year ended December 31, 2008, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your eligible stock options for exchange. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you. See Section 16, Additional Information, for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 10.    Interests of Directors, Executive Officers and Significant Employees; Transactions and Arrangements Concerning Our Securities

        The members of our Board of Directors, our executive officers and significant employees, and their respective positions and offices as of September 2, 2009, are set forth in the following table (the address of each of the persons set forth below is 7 Technology Park Drive, Westford, Massachusetts 01886):

Name	Age	Position and Offices Held
Richard N. Nottenburg	55	President and Chief Executive Officer, Director
Richard J. Gaynor	49	Chief Financial Officer
Gurudutt Pai	44	Senior Vice President
Mohammed Shanableh	39	Vice President, Worldwide Sales
Matt Dillon	49	Vice President, Global Services
Gale England	60	Vice President, Product Operations
Wayne M. Pastore	44	Vice President, Finance and Corporate Controller
Jeffrey M. Snider	45	Senior Vice President and General Counsel
Kathleen A. Harris	51	Vice President, Human Resources
William S. Scudder	50	Chief Information Officer
Shailin Sehgal	56	Vice President, Product Marketing
James K. Brewington	65	Director
John P. Cunningham	72	Director
Howard E. Janzen	55	Director
John A. Schofield	61	Director
Scott Schubert	56	Director
Paul J. Severino	62	Director
H. Brian Thompson	70	Director

        As of September 2, 2009, our current executive officers, significant employees and members of our Board of Directors as a group beneficially owned outstanding options to purchase an aggregate of 4,301,727 shares of our common stock under our equity plans, which represented approximately 13.9% of the shares of common stock subject to all options outstanding under such plans as of that date. Our executive officers and significant employees (as members of the senior leadership team) and members of our Board of Directors are not eligible to participate in the Exchange Offer. The following table shows the holdings of options to purchase our common stock as of September 2, 2009 by each director, each executive officer and each significant employee of Sonus.

Name	Aggregate Number of Stock Options Beneficially Owned	Percentage of Total Outstanding Stock Options
Richard N. Nottenburg	1,000,000	3.23%
Richard J. Gaynor	350,000	1.13%
Gurudutt Pai	300,000	0.97%
Mohammed Shanableh	555,000	1.79%
Matt Dillon	716,660	2.32%
Gale England	198,500	0.64%
Wayne M. Pastore	100,000	0.32%
Jeffrey M. Snider	210,000	0.68%
Kathleen A. Harris	100,000	0.32%
William S. Scudder	100,000	0.32%
Shailin Sehgal	96,567	0.31%
James K. Brewington	50,000	0.16%
John P. Cunningham	110,000	0.36%
Howard E. Janzen	90,000	0.29%
John A. Schofield	50,000	0.16%
Scott Schubert	50,000	0.16%
Paul J. Severino	100,000	0.32%
H. Brian Thompson	125,000	0.40%

        Except as otherwise described in the Exchange Offer or in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2008, and other than outstanding stock options and other stock awards granted from time to time to our executive officers, significant employees and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers, significant employees or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations. In addition, neither we nor, to the best of our knowledge, any of our executive officers, significant employees or directors or any affiliates of ours were engaged in transactions involving stock options or our common stock during the 60 days before the commencement of the Exchange Offer.

Section 11.    Status of Eligible Stock Options Acquired by Us in the Exchange Offer; Accounting Consequences of the Exchange Offer

        Eligible stock options that we accept for exchange pursuant to the Exchange Offer will be canceled as of the expiration date of the Exchange Offer, and all shares of common stock that were subject to such surrendered eligible stock options will again become available for future awards under the 2007 Plan, including for the grants of shares of restricted stock in this Exchange Offer. As a result of the Exchange Offer, the pool of shares available for the grant of future awards under the 2007 Plan will be increased by the number of shares equal to the difference between (a) the number of shares subject to surrendered eligible stock options issued under the Plans and (b) the number of shares of restricted stock issued in the exchange under the 2007 Plan.

        Under Statement of Financial Accounting Standards No. 123(R), Share-Based Payment ("SFAS 123R"), the exchange of options in the Exchange Offer is treated as a modification of the existing stock options for accounting purposes. Accordingly, we will recognize any incremental compensation cost of the shares of restricted stock granted in the Exchange Offer ratably over the vesting period of the restricted stock grants. The incremental compensation cost will be measured as the excess, if any, of the fair value of each restricted stock award granted to employees in exchange for surrendered eligible stock options, measured as of the date the shares of restricted stock are granted, over the fair value of the eligible stock options surrendered in exchange for the restricted stock grants, measured immediately prior to the cancellation of such options.

        Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer, we cannot predict the exact amount of any incremental compensation expense that may result from the Exchange Offer.

Section 12.    Legal Matters; Regulatory Approvals

        We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or antitrust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible stock options and issuance of restricted stock awards as contemplated by the Exchange Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our shares of restricted stock as contemplated in the Exchange Offer. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek the required approval or take other required action. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligation under the Exchange Offer to accept surrendered eligible stock options for exchange and to issue shares of restricted stock would be subject to obtaining any required governmental approval.

Section 13.    Material U.S. Federal Income Tax Consequences

        U.S. Federal Income Tax Consequences.    The following is a description of the material U.S. federal income tax consequences of the offer. This discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to in this Section as the "Code"), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof. We have not obtained a tax ruling or other confirmation from the U.S. Internal Revenue Service (which, we refer to as the "IRS") with regard to this information, and it is possible that the IRS may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the shares of restricted stock are granted or the shares of restricted stock vest.

        If you are living or working in the United States, but are also subject to the tax laws in another country, you should be aware that there may be other income and social tax consequences which may apply to you. We recommend that you consult your own tax advisor to discuss the consequences to you of participating in the offer.

        WE ENCOURAGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE CONSEQUENCES OF PARTICIPATING IN THE OFFER UNDER STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS TAX CONSEQUENCES ARISING FROM YOUR PARTICULAR PERSONAL CIRCUMSTANCES.

        Option Exchange and Grant of Restricted Stock.    We believe that you will not be subject to current U.S. federal income taxation if you elect to keep your eligible options, unless and until you exercise such options. We do not believe that there will be any immediate U.S. federal income tax consequences of receiving a restricted stock award in exchange for your eligible options if you are subject to U.S. income taxation, unless you elect immediate taxation under Section 83(b) of the Code.

        Vesting of Restricted Stock.    When shares of restricted stock granted to you vest, you will generally recognize ordinary income equal to the fair market value of the shares that become vested. We will determine the fair market value of the shares based on the closing price of our common stock as reported on the NASDAQ Global Select Market on the applicable vesting date, or if not reported on such date, on the last day such closing price was reported. Generally, we will be entitled to a tax deduction equal to any amount recognized as ordinary income by you with respect to your vested shares.

        Election Under Section 83(b).    If you are an employee subject to United States income taxation who is eligible and elects to participate in the offer, you will receive shares of restricted stock in exchange for options that Sonus accepts for cancellation. By filing an election with the IRS under Section 83(b) of the Internal Revenue Code (a "Section 83(b) election") not later than 30 days after the date of the transfer of the shares to you, you will be taxed at the time and in an amount determined by the fair market value of the shares when the shares are transferred to you, rather than at the time and in an amount determined by the fair market value of the shares when they become substantially vested.

        Subsequent Sale of Shares.    Your tax basis in the shares granted to you will be equal to the fair market value on the date of vesting, or on the date of grant if an 83(b) election is made (that is, equal to the amount of ordinary income you recognize), and the capital gain holding period will commence upon the day following the date on which the shares vest, or following the date of grant if an 83(b) election is made. Your subsequent disposition of the stock will ordinarily result in a capital gain or loss in an amount equal to the difference between the amount you realize on the disposition and your tax basis in the shares that are disposed. If you dispose of shares of common stock after you have held the shares for more than one year after the applicable date, such capital gain or loss will be long-term capital gain or loss. Long-term capital gains recognized by individuals are subject to a more favorable rate of federal income tax (currently, a maximum rate of 15%) than ordinary income. There are limitations imposed on the ability of individuals to deduct capital losses against their ordinary income.

        Tax Withholding.    At the time you recognize ordinary income, we will have income and employment tax (e.g., FICA) withholding obligations with respect to that income, much like the obligations that arise when we pay you your salary or a bonus. This ordinary income resulting from the vesting or grant of your restricted stock will be reflected on your year-end Form W-2 reported to the Internal Revenue Service. The income tax withholding may be insufficient to cover your final income tax liability with respect to the shares issued to you. You should consult with your own tax advisor to determine whether you should make estimated tax payments for the year in which you recognize ordinary income under your restricted stock award.

        We intend to provide for the satisfaction of the tax withholding requirements by withholding from the number of shares of our common stock that would otherwise be released to you upon vesting under your restricted stock award a number of shares (rounded up to the next whole share) determined by multiplying the number of shares becoming vested by the combined minimum statutory income and employment tax withholding rates applicable to you. If for any reason, we are prevented from satisfying our tax withholding obligations in full or in part through this share withholding procedure, or if you make an 83(b) election, you would be required to pay by personal check any additional required withholding tax. In addition, you will authorize us to withhold from your first paycheck (and subsequent paychecks if necessary) following the vesting date, or the grant date if an 83(b) election has been made, or to instruct E*Trade to sell on your behalf a number of shares in an amount sufficient to satisfy any unsatisfied portion of your required tax withholding.

        If your employment with us is terminated for any reason after you have received shares of common stock but before you have satisfied your income and employment withholding tax obligations, you will authorize us to instruct E*Trade to sell on your behalf a number of shares sufficient to satisfy your income and employment tax obligations, and we will deduct the entire amount of any remaining tax obligations from your final paycheck.

        CIRCULAR 230 DISCLAIMER. The following disclaimer is provided in accordance with Treasury Department Circular 230. You are hereby notified that (a) the summary above is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under the Internal Revenue Code, (b) the summary above was written to support the promotion or marketing (within the meaning of Circular 230) of the transaction(s) or matter(s) addressed by this communication, and (c) each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

Section 14.    Extension of the Exchange Offer; Termination; Amendment

        We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any eligible stock options surrendered to us by disseminating notice of the extension to eligible employees by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 9:00 a.m., EDT, on the next business day following the previously scheduled expiration date of the Exchange Offer, and the cancellation date and the restricted stock grant date will be similarly extended. For purposes of the Exchange Offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight EDT.

        We also expressly reserve the right, in our reasonable judgment, prior to the expiration of the Exchange Offer, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6, Conditions of the Exchange Offer, by disseminating notice of the termination or amendment to eligible employees by public announcement, oral or written notice or otherwise as permitted by applicable law.

        Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6, Conditions of the Exchange Offer, has occurred or is deemed by us to have occurred, to amend the Exchange Offer in any respect prior to the expiration date of the Exchange Offer. Any notice of such amendment required pursuant to the Exchange Offer or applicable law will be disseminated promptly to eligible employees in a manner reasonably designed to inform eligible employees of such change and will be filed with the SEC as an amendment to the Schedule TO.

        If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of the changed terms or information.

        In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and, if the Exchange Offer is scheduled to expire within ten business days from the date we notify you, keep the Exchange Offer open for at least ten business days after the date of such notification:

          (a)   We increase or decrease the amount of consideration offered for the eligible stock options; or

          (b)   We increase or decrease the number of eligible stock options that may be surrendered in the Exchange Offer.

Section 15.    Fees and Expenses

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of eligible stock options pursuant to the Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the Exchange Offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the Exchange Offer.

Section 16.    Additional Information

        We have filed with the SEC a Schedule TO with respect to the Exchange Offer. This Offer to Exchange document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with (or in some cases "furnished" to) the SEC before making a decision on whether to surrender your eligible stock options for exchange:

          (a)   Our Annual Report on Form 10-K for our year ended December 31, 2008, filed with the SEC on February 26, 2009;

          (b)   Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009, filed with the SEC on May 5, 2009 and July 30, 2009, respectively;

          (c)   Our Current Reports on Form 8-K filed with the SEC on March 10, 2009, April 1, 2009, May 8, 2009, May 11, 2009, June 22, 2009, August 13, 2009 and September 8, 2009;

          (d)   Our definitive Proxy Statement for our 2009 annual meeting of stockholders, filed with the SEC on May 11, 2009; and

          (e)   The description of our common stock included in our Registration Statements on Form 8-A, filed with the SEC on April 5, 2000, under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

        The SEC file number for our current and periodic reports is 001-34115. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC's website at http://www.sec.gov or on our Investor Relations website at www.sonusnet.com. These filings may also be examined, and copies may be obtained, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

        We also provide without charge to each person to whom a copy of this document is delivered, upon request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Stock Administration at 7 Technology Park Drive, Westford, Massachusetts 01886, or email at stockadmin@sonusnet.com.

        The information relating to Sonus in this document should be read together with the information contained in the documents to which we have referred you.

Section 17.    Miscellaneous

        We are not aware of any jurisdiction where the making of the Exchange Offer would not be in compliance with applicable law. If we become aware of any jurisdiction where the making of the Exchange Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after making a good faith effort, we cannot comply with the applicable law, the Exchange Offer will not be made to, nor will surrenders be accepted from or on behalf of, eligible employees residing in such jurisdiction.

        This Offer to Exchange document and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarters-ended March 31, 2009 and June 30, 2009, that could cause actual results to differ materially from those expressed in the forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008 AND IN OUR QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED MARCH 31, 2009 AND JUNE 30, 2009 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY REPRESENTATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE STOCK OPTIONS IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Sonus Networks, Inc.
September 8, 2009

 Appendix A

        The directors, executive officers and significant employees of Sonus Networks, Inc., their positions and offices held as of September 2, 2009 are set forth in the following table:

Name	Position and Offices Held
Executive Officers:
Richard N. Nottenburg	President and Chief Executive Officer, Director
Richard J. Gaynor	Chief Financial Officer
Gurudutt Pai	Senior Vice President
Mohammed Shanableh	Vice President, Worldwide Sales
Matt Dillon	Vice President, Global Services
Gale England	Vice President, Product Operations
Wayne M. Pastore	Vice President, Finance and Corporate Controller
Significant Employees:
Jeffrey M. Snider	Senior Vice President and General Counsel
Kathleen A. Harris	Vice President, Human Resources
William S. Scudder	Chief Information Officer
Shailin Sehgal	Vice President, Product Marketing
Directors:
James K. Brewington	Director
John P. Cunningham	Director
Howard E. Janzen	Director
John A. Schofield	Director
Scott Schubert	Director
Paul J. Severino	Director
H. Brian Thompson	Director

        These individuals are ineligible to participate in this option exchange offer.

        The address of each director, executive officer and significant employee is c/o Sonus Networks, Inc., 7 Technology Park Drive, Westford, Massachusetts 01886. The telephone number for each director, executive officer and significant employee is (978) 614-8100.

QuickLinks

  Exhibit (a)(1)(A)
OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS FOR SHARES OF RESTRICTED STOCK
TABLE OF CONTENTS
SUMMARY TERM SHEET—QUESTIONS AND ANSWERS
Index to Questions and Answers
RISK FACTORS
Risks Related to the Exchange Offer
Tax-Related Risks
Risks Related to Our Business and Common Stock
THE EXCHANGE OFFER SEPTEMBER 8, 2009
  Section 1. Eligible Employees; Eligible Stock Options; Expiration Date
  Section 2. Purpose of the Exchange Offer
  Section 3. Procedures for Surrendering Eligible Stock Options
  Section 4. Withdrawal Rights
  Section 5. Acceptance of Eligible Stock Options; Issuance of Restricted Stock
  Section 6. Conditions of the Exchange Offer
  Section 7. Price Range of Our Common Stock
  Section 8. Source and Amount of Consideration; Terms of Restricted Stock.
  Section 9. Information Concerning Us; Financial Information
Summary Consolidated Statement of Operations and Balance Sheet Data (amounts in millions, except per share data)
  Section 10. Interests of Directors, Executive Officers and Significant Employees; Transactions and Arrangements Concerning Our Securities
  Section 11. Status of Eligible Stock Options Acquired by Us in the Exchange Offer; Accounting Consequences of the Exchange Offer
  Section 12. Legal Matters; Regulatory Approvals
  Section 13. Material U.S. Federal Income Tax Consequences
  Section 14. Extension of the Exchange Offer; Termination; Amendment
  Section 15. Fees and Expenses
  Section 16. Additional Information
  Section 17. Miscellaneous
Appendix A